Exhibit (d)(i)

ARTICLES SUPPLEMENTARY

COHEN & STEERS GLOBAL INCOME BUILDER, INC.

Articles Supplementary Creating and Fixing the Rights of

Series W7 Taxable Auction Market Preferred Shares

Cohen & Steers Global Income Builder, Inc., a Maryland corporation having its principal office in the City of Baltimore in the State of Maryland (the “Corporation”), certifies to the State Department of Assessments and Taxation of Maryland that:

First: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article FIFTH of its Articles of Incorporation, as supplemented, (which as hereafter amended, restated and supplemented from time to time, is together with these Articles Supplementary, the “Charter”), and the Maryland General Corporation Law (the “MGCL”), the Board of Directors has duly classified out of the Corporation’s authorized and unissued common stock, and authorized the creation and issuance of, 3,600 shares of the Corporation’s Taxable Auction Market Preferred Shares (the “Preferred Shares”) (par value $.001 per share) and has further classified all of such shares as “Series W7 Preferred Shares,” liquidation preference $25,000 per share (herein referred to as the “Series”).

Second: Pursuant to Section 2-411 of the MGCL and authority granted by Article III of the Corporation’s By-laws, the Board of Directors of the Corporation has appointed a pricing committee (the “Pricing Committee”) and has authorized such Pricing Committee to fix the terms of the Series, as set forth herein.

Third: The preferences, voting powers, restrictions, and limitations as to dividends, qualifications, and terms and conditions of redemption, of the Series are as follows:

DESIGNATION

Series W7 Preferred Shares: A series of Preferred Shares, par value $.001 per share, liquidation preference $25,000 per share, is hereby designated “Series W7 Taxable Auction Market Preferred Shares.” Each share of the Series may be issued on a date to be determined by the Board of Directors of the Corporation or pursuant to their delegated authority; have an initial dividend rate per annum, initial Auction Period and an initial Dividend Payment Date as will be determined in advance of the issuance thereof by the Board of Directors of the Corporation or pursuant to their delegated authority; and have such other preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption, in addition to those required by applicable law, as are set forth in Part I and Part II of these Articles Supplementary. The Series will constitute a separate series of Preferred Shares of the Corporation.

Subject to the provisions of Section 11(b) of Part I hereof, the Board of Directors of the Corporation may, in the future, reclassify additional shares of the Corporation’s unissued common stock as preferred stock, with the same preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption and other terms herein described, except that the dividend rate for its initial Auction Period, its initial Dividend Payment Date and any other changes in the terms herein set forth will be as set forth in the Articles Supplementary with respect to the additional shares.

As used in Part I and Part II of these Articles Supplementary, capitalized terms will have the meanings provided in Section 17 of Part I and Section 1 of Part II of these Articles Supplementary.

Part I. Terms of Series W7 Preferred Shares

1. Number of Shares; Ranking.

(a) The initial number of authorized shares constituting the Series is 3,600 shares. No fractional shares of the Series will be issued.

(b) Shares of the Series, which at any time have been redeemed or purchased by the Corporation, will, after such redemption or purchase, have the status of authorized but unissued shares of preferred stock.

(c) Shares of the Series will rank on a parity with shares of any other series of preferred stock of the Corporation (including any other Preferred Shares) as to the payment of dividends to which such shares are entitled.

(d) No Holder of shares of the Series will have, solely by reason of being such a holder, any preemptive or other right to acquire, purchase or subscribe for any shares of the Series, Common Shares of the Corporation or other securities of the Corporation which it may hereafter issue or sell.

2. Dividends.

(a) The Holders of shares of the Series will be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, cumulative cash dividends on their shares at the Applicable Rate, determined as set forth in paragraph (c) of this Section 2, and no more, payable on the respective dates determined as set forth in paragraph (b) of this Section 2. Dividends on the Outstanding shares of the Series issued on the Date of Original Issue will accumulate from the Date of Original Issue.

(b) (i) Dividends will be payable when, as and if declared by the Board of Directors following the initial Dividend Payment Date, subject to subparagraph (b)(ii) of this Section 2, on the shares of the Series, as follows:

(A) with respect to any Flexible Auction Period, the Business Day immediately following such Auction Period; and

(B) with respect to a Flexible Auction Period of (i) seven or more but less than 183 days, the Business Day immediately following such Flexible Auction Period, or (ii) 183 or more days, each semiannual date on which dividends on the shares of the Series would be payable and on the Business Day immediately following such Flexible Auction Period.

(ii) If a day for payment of dividends resulting from the application of subparagraph (b) above is not a Business Day, then the Dividend Payment Date will be the first Business Day following such day for payment of dividends.

(iii) The Corporation will pay to the Paying Agent not later than 10:30 a.m., New York City time, on each Dividend Payment Date for the Series, an aggregate amount of immediately available funds equal to the dividends to be paid to all Holders of the Series on such Dividend Payment Date. The Corporation will not be required to establish any reserves for the payment of dividends.

(iv) All moneys paid to the Paying Agent for the payment of dividends will be held in trust for the payment of such dividends by the Paying Agent for the benefit of the Holders specified in subparagraph (b)(v) of this Section 2. Any moneys paid to the Paying Agent in accordance with the foregoing but not applied by the Paying Agent to the payment of dividends will, upon request and to the extent permitted by law, be repaid to the Corporation at the end of 90 days from the date on which such moneys were to have been so applied.

(v) Each dividend on the Series will be paid on the Dividend Payment Date therefor to the Holders of shares of the Series as their names appear on the stock ledger or stock records of the Corporation on the Business Day next preceding such Dividend Payment Date; provided, however, if dividends are in arrears, they may be declared and paid at any time to Holders as their names appear on the stock ledger or stock records of the Corporation on such date not exceeding 15 days preceding the payment date thereof, as may be fixed by the Board of Directors. No interest will be payable in respect of any dividend payment or payments which may be in arrears.

(c) (i) The dividend rate on Outstanding shares of the Series during the period from and after the Date of Original Issue to and including the last day of the initial Auction Period therefor will be equal to the rate as determined in the manner set forth under “Designation” above. For each subsequent Auction Period for the Series, the dividend rate will be equal to the rate per annum that results from an Auction (but the rate set at the Auction will not exceed the Maximum Rate); provided, however, that if an Auction for any subsequent Auction Period of the Series is not held for any reason or if Sufficient Clearing Orders have not been made in an Auction (other than as a result of all shares of the Series being the subject of Submitted Hold Orders and other than in an Auction for a Flexible Auction Period), then the dividend rate on the shares of the Series for any such Auction Period will be the Maximum Rate (except (i) during a Default Period when the dividend rate will be the Default Rate, as set forth in Section 2(c)(ii) below or (ii) after a Default Period and prior to the beginning of the next Auction Period when the dividend rate will be the Maximum Rate at the close of business on the last day of such Default Period). If the Corporation has declared a Flexible Auction Period and there are not Sufficient Clearing Orders, the dividend rate for the next rate period will be the same as during the current Auction Period. If as a result of an unforeseeable disruption of the financial markets, an Auction cannot be held for a period of more than three business days, the dividend rate for the Subsequent Auction Period will be the same as the dividend rate for the current Auction Period.

(ii) Subject to the cure provisions in Section 2(c)(iii) below, a “Default Period” with respect to the Series will commence on any date the Corporation fails to deposit irrevocably in trust in same-day funds, with the Paying Agent by 12:00 noon, New York City time, (A) the full amount of any declared dividend on the Series payable on the Dividend Payment Date (a “Dividend Default”) or (B) the full amount of any redemption price (the “Redemption Price”) payable on the date fixed for redemption (the “Redemption Date”) (a “Redemption Default” and together with a Dividend Default, hereinafter referred to as “Default”).

Subject to the cure provisions of Section 2(c)(iii) below, a Default Period with respect to a Dividend Default or a Redemption Default will end on the Business Day on which, by 12:00 noon, New York City time, all unpaid dividends and any unpaid Redemption Price will have been deposited irrevocably in trust in same-day funds with the Paying Agent. In the case of a Dividend

Default, the Applicable Rate for each Auction Period commencing during a Default Period will be equal to the Default Rate, and each subsequent Auction Period commencing after the beginning of a Default Period will be a Seven-Day Auction Period; provided, however, that the commencement of a Default Period will not by itself cause the commencement of a new Auction Period. No Auction will be held during a Default Period.

(iii) No Default Period with respect to a Dividend Default or Redemption Default will be deemed to commence if the amount of any dividend or any Redemption Price due (if such default is not solely due to the willful failure of the Corporation) is deposited irrevocably in trust, in same-day funds with the Paying Agent by 12:00 noon, New York City time within three Business Days after the applicable Dividend Payment Date or Redemption Date, together with an amount equal to the Default Rate applied to the amount of such non-payment based on the actual number of days comprising such period divided by 360 for the Series. The Default Rate will be equal to the Index multiplied by three (3).

(iv) The amount of dividends per share payable (if declared) on each Dividend Payment Date of each Auction Period (or in respect of dividends on another date in connection with a redemption during such Auction Period) will be computed by multiplying the Applicable Rate (or the Default Rate) for such Auction Period (or a portion thereof) by a fraction, the numerator of which will be the number of days in such Auction Period (or portion thereof) that such share was Outstanding and for which the Applicable Rate or the Default Rate was applicable and the denominator of which will be 360 for the Series, multiplying the amount so obtained by $25,000, and rounding the amount so obtained to the nearest cent.

(d) Any dividend payment made on shares of the Series will first be credited against the earliest accumulated but unpaid dividends due with respect to the Series.

(e) For so long as any of the shares of the Series are Outstanding, except as otherwise contemplated by Part I of these Articles Supplementary, the Corporation will not declare, pay or set apart for payment any dividend or other distribution (other than a dividend or distribution paid in shares of, or options, warrants or rights to subscribe for or purchase, Common Shares or other shares ranking junior to the Series as to dividends or upon liquidation) with respect to Common Shares or any other capital stock of the Corporation ranking junior to the Series as to dividends or upon liquidation, or call for redemption, redeem, purchase or otherwise acquire for consideration any Common Shares or other capital stock ranking junior to the Series (except by conversion into or exchange for shares of the Corporation ranking junior to the Series as to dividends and upon liquidation), unless (i) immediately after such transaction, the Corporation would have Eligible Assets with an aggregate Discounted Value at least equal to the Preferred Shares Basic Maintenance Amount and the 1940 Act Preferred Shares Asset Coverage would be achieved, (ii) all cumulative and unpaid dividends due on or prior to the date of the transaction have been declared and paid in full with respect to the Corporation’s preferred stock, including the Series, or will have been declared and sufficient funds for the payment thereof deposited with the Auction Agent, and (iii) the Corporation has redeemed the full number of shares of preferred stock required to be redeemed by any mandatory provision for redemption, including the Series required to be redeemed by any provision for mandatory redemption contained in Section 3(a)(ii) of Part I of these Articles Supplementary.

(f) For so long as any shares of the Series are Outstanding, except as set forth in the next sentence, the Corporation will not declare, pay or set apart for payment on any series of stock of the Corporation ranking, as to the payment of dividends, on a parity with the Series for any period unless full cumulative dividends have been or contemporaneously are declared and paid on the Series through its most recent Dividend Payment Date. When dividends are not paid in full upon the Series through its most recent Dividend Payment Date or upon any other series of stock ranking on a parity as to the payment of dividends with the Series through its most recent Dividend Payment Date, all dividends declared upon the Series and any other such series of stock ranking on a parity as to the payment of dividends with the Series will be declared pro rata so that the amount of dividends declared per share on the Series and any other such series of preferred stock ranking on a parity therewith will in all cases bear to each other the same ratio that accumulated dividends per share on the Series and such other series of preferred stock ranking on a parity therewith bear to each other.

3. Redemption.

(a) (i) After the initial Auction Period, subject to the provisions of this Section 3 and to the extent permitted under the 1940 Act and Maryland law, the Corporation may, at its option, redeem in whole or in part out of funds legally available therefor shares of the Series herein designated as (A) having an Auction Period of one year or less, on the Business Day after the last day of such Auction Period by delivering a notice of redemption not less than 15 calendar days and not more than 40 calendar days prior to the Redemption Date, at a redemption price per share equal to $25,000, plus an amount equal to accumulated but unpaid dividends thereon (whether or not earned or declared) to the Redemption Date (“Redemption Price”), or (B) having an Auction Period of more than one year, on any Business Day prior to the end of the relevant Auction Period by delivering a notice of redemption not less than 15 calendar days and not more than 40 calendar days prior to the Redemption Date, at the Redemption Price, plus a redemption premium, if any, determined by the Board of Directors after consultation with the Broker-Dealers and set forth in any applicable Specific Redemption Provisions at the time of the designation of such Auction Period as set forth in Section 4 of Part I of these Articles Supplementary; provided, however, that during an Auction Period of more than one year, no shares of the Series will be subject to optional redemption except in accordance with any Specific Redemption Provisions approved by the Board of Directors after consultation with the Broker-Dealers at the time of the designation of such Auction Period. Notwithstanding the foregoing, the Corporation will not give a notice of or effect any redemption pursuant to this Section 3(a)(i) unless, on the date on which the Corporation gives such notice and on the Redemption Date, (a) the Corporation has available Deposit Securities with maturity or tender dates not later than the day preceding the applicable Redemption Date and having a value not less than the amount (including any applicable premium) due to Holders of the Series by reason of the redemption of the Series on the Redemption Date and (b) the Corporation would have Eligible Assets with an aggregate Discounted Value at least equal to the Preferred Shares Basic Maintenance Amount immediately subsequent to such redemption, if such redemption were to occur on such date, it being understood that the provisions of paragraph (d) of this Section 3 will be applicable in such circumstances in the event the Corporation makes the deposit and takes the other action required thereby.

(ii) If the Corporation fails as of any Valuation Date to meet the Preferred Shares Basic Maintenance Amount Test or, as of the last Business Day of any month, the 1940 Act Preferred Shares Asset Coverage, and such failure is not cured within ten Business Days following the relevant Valuation Date, in the case of a failure to meet the Preferred Shares Basic Maintenance Amount Test, or the last Business Day of the following month in the case of a failure to meet the 1940 Act Preferred Shares Asset Coverage (each an “Asset Coverage Cure Date”), the Series will be subject to mandatory redemption out of funds legally available therefor. The number of shares of the Series to be redeemed in such circumstances will be equal to the lesser of (A) the minimum number of shares of the Series the redemption of which, if deemed to have occurred immediately prior to the opening of business on the relevant Asset Coverage Cure Date, would result in the Corporation meeting the Preferred Shares Basic Maintenance Amount Test, and the 1940 Act Preferred Shares Asset Coverage, as the case may be, in either case as of the relevant Asset Coverage Cure Date (provided that, if there is no such minimum number of shares the redemption of which would have such result, all shares of the Series then Outstanding will be redeemed) and (B) the maximum number of shares of the Series that can be redeemed out of funds expected to be available therefor on the Mandatory Redemption Date at the Mandatory Redemption Price set forth in subparagraph (a)(iii) of this Section 3.

(iii) In determining the shares of the Series required to be redeemed in accordance with the foregoing Section 3(a)(ii), the Corporation will allocate the number of shares required to be redeemed to satisfy the Preferred Shares Basic Maintenance Amount Test or the 1940 Act Preferred Shares Asset Coverage, as the case may be, pro rata or among the Holders of the Series in proportion to the number of shares they hold and shares of other preferred stock subject to mandatory redemption provisions similar to those contained in this Section 3, subject to the further provisions of this subparagraph (iii). The Corporation will effect any required mandatory redemption pursuant to: (A) the Preferred Shares Basic Maintenance Amount Test, as described in subparagraph (a)(ii) of this Section 3, no later than 30 days after the Corporation last met the Preferred Shares Basic Maintenance Amount Test, or (B) the 1940 Act Preferred Shares Asset Coverage, as described in subparagraph (a)(ii) of this Section 3, no later than 30 days after the Asset Coverage Cure Date (the “Mandatory Redemption Date”), except that if the Corporation does not have funds legally available for the redemption of, or is not otherwise legally permitted to redeem, the number of shares of the Series which would be required to be redeemed by the Corporation under clause (A) of subparagraph (a)(ii) of this Section 3 if sufficient funds were available, together with shares of other preferred stock which are subject to mandatory redemption under provisions similar to those contained in this Section 3, or the Corporation otherwise is unable to effect such redemption on or prior to such Mandatory Redemption Date, the Corporation will redeem those shares of the Series, and shares of other preferred stock which it was unable to redeem, on the earliest practicable date on which the Corporation will have such funds available, upon notice pursuant to Section 3(b) to record owners of the shares of the Series to be redeemed and the Paying Agent. The Corporation will deposit with the Paying Agent funds sufficient to redeem the specified number of shares of the Series with respect to a redemption required under subparagraph (a)(ii) of this Section 3, by 1:00 P.M., New York City time, of the Business Day immediately preceding the Mandatory Redemption Date. If fewer than all of the Outstanding shares of the Series are to be redeemed pursuant to this Section 3(a)(iii), the number of shares to be redeemed will be redeemed pro rata from the Holders of such shares in proportion to the number of shares of the Series held by such Holders, by lot or by such other method as the Corporation will deem fair and equitable, subject, however, to the terms of any applicable Specific Redemption Provisions. “Mandatory Redemption Price” means the Redemption Price plus (in the case of an Auction Period of one year or more only) a redemption premium, if any, determined by the Board of Directors after consultation with the Broker-Dealers and set forth in any applicable Specific Redemption Provisions.

(b) In the event of a redemption pursuant to the foregoing Section 3(a), the Corporation will file a notice of its intention to redeem with the Securities and Exchange Commission so as to provide at least the minimum notice required under Rule 23c-2 under the 1940 Act or any successor provision. In addition, the Corporation will deliver a notice of redemption to the

Auction Agent and Rating Agencies (the “Notice of Redemption”) containing the information set forth below (i) in the case of an optional redemption pursuant to Section 3(a)(i) above, one Business Day prior to the giving of notice to the Holders, (ii) in the case of a mandatory redemption pursuant to Section 3(a)(ii) above, on or prior to the 10th day preceding the Mandatory Redemption Date. Only with respect to shares held by the Securities Depository, the Auction Agent will use its reasonable efforts to provide telephonic notice to each Holder of shares of the Series called for redemption not later than the close of business on the Business Day immediately following the day on which the Auction Agent determines the shares to be redeemed (or, during a Default Period with respect to such shares, not later than the close of business on the Business Day immediately following the day on which the Auction Agent receives Notice of Redemption from the Corporation). The Auction Agent will confirm such telephonic notice in writing not later than the close of business on the third Business Day preceding the date fixed for redemption by providing the Notice of Redemption to each Holder of the shares called for redemption, the Paying Agent (if different from the Auction Agent) and the Securities Depository. Notice of Redemption will be addressed to the registered owners of shares of the Series at their addresses appearing on the share records of the Corporation. Such Notice of Redemption will set forth (i) the date fixed for redemption, (ii) the number and identity of the shares of the Series to be redeemed, (iii) the redemption price (specifying the amount of accumulated dividends to be included therein), (iv) that dividends on the shares to be redeemed will cease to accumulate on such date fixed for redemption, and (v) the provision under which redemption will be made. No defect in the Notice of Redemption or in the transmittal or mailing thereof will affect the validity of the redemption proceedings, except as required by applicable law. If fewer than all shares held by any Holder are to be redeemed, the Notice of Redemption mailed to such Holder will also specify the number of shares to be redeemed from such Holder.

(c) Notwithstanding the provisions of paragraph (a) of this Section 3, no preferred stock, including the Series, may be redeemed at the option of the Corporation unless all dividends in arrears on the Outstanding shares of the Series and any other preferred stock have been or are being contemporaneously paid or set aside for payment; provided, however, that the foregoing will not prevent the purchase or acquisition of outstanding shares of preferred stock pursuant to the successful completion of an otherwise lawful purchase or exchange offer made on the same terms to holders of all outstanding shares of preferred stock.

(d) Upon the deposit of funds sufficient to redeem shares of the Series with the Paying Agent and the giving of the Notice of Redemption to the Auction Agent under paragraph (b) of this Section 3, dividends on such shares will cease to accumulate and such shares will no longer be deemed to be Outstanding for any purpose (including, without limitation, for purposes of calculating whether the Corporation has met the Preferred Shares Basic Maintenance Amount Test or the 1940 Act Preferred Shares Asset Coverage), and all rights of the Holders of the shares so called for redemption will cease and terminate, except the right of such Holder to receive the redemption price specified herein, but without any interest or other additional amount. Such redemption price will be paid by the Paying Agent to the nominee of the Securities Depository. The Corporation will be entitled to receive from the Paying Agent, promptly after the date fixed for redemption, any cash deposited with the Paying Agent in excess of (i) the aggregate redemption price of the shares of the Series called for redemption on such date and (ii) such other amounts, if any, to which Holders of shares of the Series called for redemption may be entitled. Any funds so deposited that are unclaimed at the end of two years from such redemption date will, to the extent permitted by law, be paid to the Corporation, after which time the Holders of shares of the Series so called for redemption may look only to the Corporation for payment of the redemption price and all other amounts, if any, to which they may be entitled; provided, however, that the Paying Agent will notify all Holders whose funds are unclaimed by placing a notice in The Wall Street Journal concerning the availability of such funds once each week for three consecutive weeks. The Corporation will be entitled to receive, from time to time after the date fixed for redemption, any interest earned on the funds so deposited.

(e) To the extent that any redemption for which Notice of Redemption has been given is not made by reason of the absence of legally available funds therefor, or is otherwise prohibited, such redemption will be made as soon as practicable to the extent such funds become legally available or such redemption is no longer otherwise prohibited. Failure to redeem shares of the Series will be deemed to exist at any time after the date specified for redemption in a Notice of Redemption when the Corporation will have failed, for any reason whatsoever, to deposit in trust with the Paying Agent the redemption price with respect to any shares for which such Notice of Redemption has been given. Notwithstanding the fact that the Corporation may not have redeemed shares of the Series for which a Notice of Redemption has been given, dividends may be declared and paid on shares of the Series and will include those shares of the Series for which Notice of Redemption has been given but for which deposit of funds has not been made.

(f) All moneys paid to the Paying Agent for payment of the redemption price of the shares of the Series called for redemption will be held in trust by the Paying Agent for the benefit of holders of shares so to be redeemed.

(g) So long as any shares of the Series are held of record by the nominee of the Securities Depository, the redemption price for such shares will be paid on the date fixed for redemption to the nominee of the Securities Depository for distribution to Agent Members for distribution to the persons for whom they are acting as agent.

(h) Except for the provisions described above, nothing contained in these Articles Supplementary limits any right of the Corporation to purchase or otherwise acquire any shares of the Series outside of an Auction at any price, whether higher or lower than the price that would be paid in connection with an optional or mandatory redemption, so long as, at the time of any such purchase, there is no arrearage in the payment of dividends on, or the mandatory or optional redemption price with respect to, any shares of the Series for which Notice of Redemption has been given and the Corporation meets the 1940 Act Preferred Shares Asset Coverage and the Preferred Shares Basic Maintenance Amount Test after giving effect to such purchase or acquisition on the date thereof. Any shares which are purchased, redeemed or otherwise acquired by the Corporation will have no voting rights. If fewer than all the Outstanding shares of the Series are redeemed or otherwise acquired by the Corporation, the Corporation will give notice of such transaction to the Auction Agent, in accordance with the procedures agreed upon by the Board of Directors.

(i) In the case of any redemption pursuant to this Section 3, only whole shares of the Series will be redeemed, and in the event that any provision of the Charter would require redemption of a fractional share, the Auction Agent will be authorized to round up so that only whole shares are redeemed.

(j) Notwithstanding anything herein to the contrary, including, without limitation, Section 6(k) of Part I of these Articles Supplementary, the Board of Directors, upon notification to each Rating Agency, may authorize, create or issue other series of preferred stock, including other series of Preferred Shares, ranking on a parity with the Series with respect to the payment of dividends or the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Corporation, to the extent permitted by the 1940 Act, if upon issuance of any such series, either (A) the net proceeds from the sale of such stock (or such portion thereof needed to redeem or repurchase the Outstanding shares of the Series) are deposited with the Paying Agent in accordance with Section 3(d) of Part I of these Articles Supplementary, Notice of Redemption as contemplated by Section 3(b) of Part I of these Articles Supplementary has been delivered prior thereto or is sent promptly thereafter, and such proceeds are used to redeem all Outstanding shares of the Series or (B) the Corporation would meet the 1940 Act Preferred Shares Asset Coverage, the Preferred Shares Basic Maintenance Amount Test and the requirements of Section 12(b) of Part I of these Articles Supplementary.

4. Designation of Auction Period.

(a) The initial Auction Period for the Series will be as determined in the manner set forth under “Designation” above. The Corporation will designate the duration of subsequent Auction Periods of the Series; provided, however, that no such designation is necessary for a Seven-Day Auction Period and, provided further, that any designation of a Flexible Auction Period will be effective only if (i) notice thereof will have been given as provided herein, (ii) any failure to pay in a timely manner to the Auction Agent the full amount of any dividend on, or the redemption price of, the Series will have been cured as provided above, (iii) Sufficient Clearing Orders will have existed in an Auction held on the Auction Date immediately preceding the first day of such proposed Flexible Auction Period, (iv) if the Corporation will have mailed a Notice of Redemption with respect to any shares of the Series, the redemption price with respect to such shares will have been deposited with the Paying Agent, (v) in the case of the designation of a Flexible Auction Period, the Broker-Dealers will have notified the Corporation in writing that it does not object to the designation of such Flexible Auction Period and (vi) each Rating Agency will have confirmed in writing to the Corporation that such designation will not adversely affect their respective then-current ratings of the Series.

(b) If the Corporation proposes to designate any Flexible Auction Period, not fewer than seven Business Days (or two Business Days in the event the duration of the Auction Period prior to such Flexible Auction Period is fewer than eight days) nor more than 30 Business Days prior to the first day of such Flexible Auction Period, notice will be (i) made by press release and (ii) communicated by the Corporation by telephonic or other means to the Auction Agent and each Broker-Dealer and confirmed in writing promptly thereafter. Each such notice will state (A) that the Corporation proposes to exercise its option to designate a succeeding Flexible Auction Period, specifying the first and last days thereof and the Maximum Rate for such Flexible Auction Period and (B) that the Corporation will by 3:00 P.M., New York City time, on the second Business Day next preceding the first day of such Flexible Auction Period, notify the Auction Agent, who will promptly notify the Broker-Dealers, of either (x) its determination, subject to certain conditions, to proceed with such Flexible Auction Period, subject to the terms of any Specific Redemption Provisions, or (y) its determination not to proceed with such Flexible Auction Period, in which latter event the succeeding Auction Period will be a Seven-Day Auction Period. No later than 3:00 P.M., New York City time, on the second Business Day next preceding the first day of any proposed Flexible Auction Period, the Corporation will deliver to the Auction Agent, who will promptly deliver to the Broker-Dealers and Existing Owners, either:

(i) a notice stating (A) that the Corporation has determined to designate the next succeeding Auction Period as a Special Dividend Period, specifying the first and last days thereof and (B) the terms of any Specific Redemption Provisions; or

(ii) a notice stating that the Corporation has determined not to exercise its option to designate a Flexible Auction Period.

If the Corporation fails to deliver either such notice with respect to any designation of any proposed Flexible Auction Period to the Auction Agent or is unable to make the confirmation provided in clause (v) of paragraph (a) of this Section 4 by 3:00 P.M., New York City time, on the second Business Day next preceding the first day of such proposed Flexible Auction Period, the Corporation will be deemed to have delivered a notice to the Auction Agent with respect to such Auction Period to the effect set forth in clause (ii) above, thereby resulting in a Seven-Day Auction Period.

5. Restrictions on Transfer. The shares of the Series may be transferred only (a) pursuant to an order placed in an Auction, (b) to or through a Broker-Dealer or (c) to the Corporation or any Affiliate. Notwithstanding the foregoing, a transfer other than pursuant to an Auction will not be effective unless the selling Existing Owner or the Agent Member of such Existing Owner, in the case of an Existing Owner whose shares are listed in its own name on the books of the Auction Agent, or the Broker-Dealer or Agent Member of such Broker-Dealer, in the case of a transfer between persons holding shares of the Series through different Broker-Dealers, advises the Auction Agent of such transfer. The certificates representing the shares of the Series issued to the Securities Depository will bear legends with respect to the restrictions described above and stop-transfer instructions will be issued to the Transfer Agent and/or Registrar.

6. Voting Rights.

(a) Except as otherwise provided in the Charter or as otherwise required by applicable law, (i) each Holder of shares of the Series will be entitled to one vote for each share of the Series held on each matter on which the Holders of shares of the Series are entitled to vote, and (ii) the holders of the Outstanding shares of preferred stock, including the Series, and holders of shares of Common Shares will vote together as a single class on all matters submitted to the stockholders; provided, however, that, with respect to the election of directors, the holders of the Outstanding shares of preferred stock, including the Series, represented in person or by proxy at a meeting for the election of directors, will be entitled, as a class, to the exclusion of the holders of all other securities and classes of capital stock, including the Common Shares, to elect two directors of the Corporation, each share of preferred stock, including the Series, entitling the holder thereof to one vote. The identities of the nominees of such directorships may be fixed by the Board of Directors. Subject to paragraph (b) of this Section 6, the holders of outstanding shares of Common Shares and outstanding shares of preferred stock, including the Series, voting together as a single class, will be entitled to elect the balance of the directors.

(b) If at any time dividends on the Series will be unpaid in an amount equal to two full years’ dividends on the Series (a “Voting Period”), the number of directors constituting the Board of Directors will be automatically increased by the smallest number of additional directors that, when added to the number of directors then constituting the Board of Directors, will (together with the two directors elected by the holders of preferred stock, including the Series, pursuant to paragraph (a) of this Section 6) constitute a majority of such increased number, and the holders of any shares of preferred stock, including the Series, will be entitled, voting as a single class on a one- vote-per-share basis (to the exclusion of the holders of all other securities and classes of capital stock of the Corporation), to elect the smallest number of such additional directors of the Corporation that will constitute a majority of the total number of directors of the Corporation so increased. The Voting

Period and the voting rights so created upon the occurrence of the conditions set forth in this paragraph (b) of Section 6 will continue unless and until all dividends in arrears on the Series will have been paid or declared and sufficient cash or specified securities are set apart for the payment of such dividends. Upon the termination of a Voting Period, the voting rights described in this paragraph (b) of Section 6 will cease, subject always, however, to the revesting of such voting rights in the holders of preferred stock, including the Series, upon the further occurrence of any of the events described in this paragraph (b) of Section 6.

(c) As soon as practicable after the accrual of any right of the holders of shares of preferred stock, including the Series, to elect additional directors as described in paragraph (b) of this Section 6, the Corporation will notify the Auction Agent, and the Auction Agent will call a special meeting of such holders, by mailing a notice of such special meeting to such holders, such meeting to be held not less than ten nor more than 90 days after the date of mailing of such notice. If the Corporation fails to send such notice to the Auction Agent or if the Auction Agent does not call such a special meeting, it may be called by any such holder on like notice. The record date for determining the holders entitled to notice of and to vote at such special meeting will be the close of business on the fifth Business Day preceding the day on which such notice is mailed. At any such special meeting and at each meeting of holders of preferred stock, including the Series, held during a Voting Period at which directors are to be elected, such holders, voting together as a class (to the exclusion of the holders of all other securities and classes of capital stock of the Corporation), will be entitled to elect the number of directors prescribed in paragraph (b) of this Section 6 on a one-vote-per-share basis. At any such meeting or adjournment thereof in the absence of a quorum, a majority of the holders of shares of preferred stock, including Holders of the Series, present in person or by proxy will have the power to adjourn the meeting without notice, other than an announcement at the meeting, until a quorum is present.

(d) For purposes of determining any rights of the holders of the shares of preferred stock, including the Series, to vote on any matter, whether such right is created by these Articles Supplementary, by statute or otherwise, if redemption of some or all of the shares of preferred stock, including the Series, is required, no holder of shares of preferred stock, including the Series, will be entitled to vote and no share of preferred stock, including the Series, will be deemed to be “outstanding” for the purpose of voting or determining the number of shares required to constitute a quorum, if prior to or concurrently with the time of determination, sufficient Deposit Securities for the redemption of such shares have been deposited in the case of the Series in trust with the Paying Agent for that purpose and the requisite Notice of Redemption with respect to such shares will have been given as provided in Section 3(b) of Part I of these Articles Supplementary and in the case of other preferred stock the Corporation has otherwise met the conditions for redemption applicable to such shares.

(e) The terms of office of all persons who are directors of the Corporation at the time of a special meeting of Holders of the Series and holders of other shares of preferred stock to elect directors pursuant to paragraph (b) of this Section 6 will continue, notwithstanding the election at such meeting by the holders of the number of directors that they are entitled to elect.

(f) Simultaneously with the termination of a Voting Period, the terms of office of the additional directors elected by the Holders of the Series and holders of shares of other preferred stock pursuant to paragraph (b) of this Section 6 will terminate, the remaining directors will constitute the directors of the Corporation and the voting rights of such holders to elect additional directors pursuant to paragraph (b) of this Section 6 will cease, subject to the provisions of the last sentence of paragraph (b) of this Section 6.

(g) Unless otherwise required by law or in the Corporation’s Charter, the Holders of shares of the Series will not have any relative rights or preferences or other special rights other than those specifically set forth herein. In the event that the Corporation fails to pay any dividends on the Series of the Corporation or fails to redeem any shares of the Series which it is required to redeem, or any other event occurs which requires the mandatory redemption of the Series and the required Notice of Redemption has not been given, other than the rights set forth in paragraph (a) of Section 3 of Part I of these Articles Supplementary, the exclusive remedy of the Holders of the Series will be the right to vote for directors pursuant to the provisions of paragraph (b) of this Section 6. In no event will the Holders of the Series have any right to sue for, or bring a proceeding with respect to, such dividends or redemptions or damages for the failure to receive the same.

(h) For so long as any shares of preferred stock, including the Series, are outstanding, the Corporation will not, without the affirmative vote of the Holders of a majority of the outstanding preferred stock, (i) institute any proceedings to be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it, or file a petition seeking or consenting to reorganization or relief under any applicable federal or state law relating to bankruptcy or insolvency, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Corporation or a substantial part of its property, or make any assignment for the benefit of creditors, or, except as may be required by applicable law, admit in writing its inability to pay its debts generally as they become due or take any corporate action in furtherance of any such action; (ii) create, incur or suffer to exist, or agree to create, incur or suffer to exist, or consent to cause or permit in the future (upon the happening of a contingency or otherwise) the creation, incurrence or existence of any material lien, mortgage, pledge, charge, security interest, security agreement, conditional sale or trust receipt or other material encumbrance of any kind upon any of the Corporation’s assets as a whole, except (A) liens the validity of which are being contested in good faith by appropriate proceedings, (B) liens for taxes that are not then due and payable or that can be paid thereafter without penalty, (C) liens, pledges, charges, security interests, security agreements or other encumbrances arising in connection with any indebtedness senior to the Series, (D) liens, pledges, charges, security interests, security agreements or other encumbrances arising in connection with any indebtedness permitted under clause (iii) below and (E) liens to secure payment for services rendered including, without limitation, services rendered by the Corporation’s Paying Agent and the Auction Agent; or (iii) create, authorize, issue, incur or suffer to exist any indebtedness for borrowed money or any direct or indirect guarantee of such indebtedness for borrowed money or any direct or indirect guarantee of such indebtedness, except the Corporation may borrow as may be permitted by the Corporation’s investment restrictions; provided, however, that transfers of assets by the Corporation subject to an obligation to repurchase will not be deemed to be indebtedness for purposes of this provision to the extent that after any such transaction the Corporation has Eligible Assets with an aggregate Discounted Value at least equal to the Preferred Shares Basic Maintenance Amount as of the immediately preceding Valuation Date.

(i) The affirmative vote of the holders of a majority, as defined in the 1940 Act, of the outstanding shares of preferred stock, including the Series, voting together as a separate class, will be required to approve any plan of reorganization (as such term is used in the 1940 Act) adversely affecting such shares or any action requiring a vote of security holders of the Corporation under Section 13(a) of the 1940 Act. In the event a vote of holders of shares of preferred stock is required pursuant to the provisions of Section 13(a) of the 1940 Act, the Corporation will, not later than ten Business Days prior to the date on which such vote is to be taken, notify each Rating Agency that such vote is to be taken and the nature of the action with respect to which such vote is to be taken and will, not later than ten Business Days after the date on which such vote is taken, notify each Rating Agency of the results of such vote.

(j) The affirmative vote of the Holders of a majority, as defined in the 1940 Act, of the outstanding shares of preferred stock of any series, voting separately from any other series, will be required with respect to any matter that materially and adversely affects the rights, preferences, or powers of that series in a manner different from that of other series or classes of the Corporation’s shares of capital stock. For purposes of the foregoing, no matter will be deemed to adversely affect any rights, preference or power unless such matter (i) alters or abolishes any preferential right of such series; (ii) creates, alters or abolishes any right in respect of redemption of such series; or (iii) creates or alters (other than to abolish) any restriction on transfer applicable to such series. The vote of holders of any series described in this Section (j) will in each case be in addition to a separate vote of the requisite percentage of Common Shares and/or preferred stock necessary to authorize the action in question.

(k) The Board of Directors, without the vote or consent of any holder of shares of preferred stock, including the Series, or any other stockholder of the Corporation, may from time to time amend, alter or repeal any or all of the definitions contained herein, add covenants and other obligations of the Corporation, or confirm the applicability of covenants and other obligations set forth herein, all in connection with obtaining or maintaining the rating of any Rating Agency with respect to the Series, and any such amendment, alteration or repeal will not be deemed to affect the preferences, rights or powers of the Series or the Holders thereof, provided that the Board of Directors receives written confirmation from each relevant Rating Agency (with such confirmation in no event being required to be obtained from a particular Rating Agency with respect to definitions or other provisions relevant only to and adopted in connection with another Rating Agency’s rating of the Series) that any such amendment, alteration or repeal would not adversely affect the rating then assigned by such Rating Agency.

In addition, subject to compliance with applicable law, the Board of Directors may amend the definitions of Applicable Percentage and Applicable Spread to increase the percentage amount by which the Index is multiplied or the spread added to the Index, to determine the Maximum Rate, without the vote or consent of the holders of shares of preferred stock, including the Series, or any other stockholder of the Corporation, but only with confirmation from each Rating Agency, and after consultation with the Broker-Dealers, provided that immediately following any such increase the Corporation would meet the Preferred Shares Basic Maintenance Amount Test.

7. Liquidation Rights.

(a) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of shares of preferred stock, including the Series, will be entitled to receive out of the assets of the Corporation available for distribution to stockholders, after claims of creditors but before distribution or payment will be made in respect of the Common Shares or to any other shares of stock of the Corporation ranking junior to the preferred stock, as to liquidation payments, a liquidation distribution in the amount of $25,000 per share (the “Liquidation Preference”), plus an amount equal to all unpaid dividends accrued to and including the date fixed for such distribution or payment (whether or not earned or declared by the Board of Directors, but excluding interest thereon), but such Holders will be entitled to no further participation in any distribution or payment in connection with any such liquidation, dissolution or winding up. The Series will rank on a parity with shares of any other series of preferred stock of the Corporation as to the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Corporation.

(b) If, upon any such liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the assets of the Corporation available for distribution among the holders of all outstanding shares of preferred stock, including the Series, will be insufficient to permit the payment in full to such holders of the amounts to which they are entitled, then such available assets will be distributed among the holders of all outstanding shares of preferred stock, including the Series, ratably in any such distribution of assets according to the respective amounts which would be payable on all such shares if all amounts thereon were paid in full. Unless and until payment in full has been made to the holders of all outstanding shares of preferred stock, including the Series, of the liquidation distributions to which they are entitled, no dividends or distributions will be made to holders of Common Shares or any stock of the Corporation ranking junior to the preferred stock as to liquidation.

(c) Neither the consolidation nor merger of the Corporation with or into any other entity or entities, nor the sale, lease, exchange or transfer by the Corporation of all or substantially all of its property and assets, will be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 7.

(d) After the payment to Holders of the Series of the full preferential amounts provided for in this Section 7, the Holders of the Series as such will have no right or claim to any of the remaining assets of the Corporation.

(e) In the event the assets of the Corporation or proceeds thereof available for distribution to the Holders of the Series, upon dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, will be insufficient to pay in full all amounts to which such Holders are entitled pursuant to paragraph (a) of this Section 7, no such distribution will be made on account of any shares of any other series of preferred stock unless proportionate distributive amounts will be paid on account of the Series, ratably, in proportion to the full distributable amounts to which holders of all shares of preferred stock are entitled upon such dissolution, liquidation or winding up.

(f) Subject to the rights of the holders of shares of other preferred stock or after payment will have been made in full to the Holders of the Series as provided in paragraph (a) of this Section 7, but not prior thereto, any other series or class of shares ranking junior to the Series with respect to the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Corporation will, subject to any respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the Holders of the Series will not be entitled to share therein.

8. Auction Agent. For so long as any shares of the Series are Outstanding, the Auction Agent, duly appointed by the Corporation to so act, will be in each case a commercial bank, trust company or other financial institution independent of the Corporation and its Affiliates (which, however, may engage or have engaged in business transactions with the Corporation or its Affiliates) and at no time will the Corporation or any of its Affiliates act as the Auction Agent in connection with the Auction Procedures. If the Auction Agent resigns or for any reason its appointment is terminated during any period that any shares of the Series are Outstanding, the Corporation will use its best efforts to enter into an agreement with a successor auction agent containing substantially the same terms and conditions as the auction agency agreement. The Corporation may remove the auction agent provided that prior to such removal the Corporation will have entered into such an agreement with a successor auction agent.

9. 1940 Act Preferred Shares Asset Coverage. The Corporation will maintain, as of the last Business Day of each month in which any shares of the Series are Outstanding, the 1940 Act Preferred Shares Asset Coverage; provided, however, that Section 3(a)(ii) will be the sole remedy in the event the Corporation fails to do so.

10. Preferred Shares Basic Maintenance Amount. So long as any shares of the Series are Outstanding and any Rating Agency so requires, the Corporation will maintain, as of each Valuation Date, Moody’s Eligible Assets and S&P Eligible Assets, as applicable, having an aggregate Discounted Value equal to or greater than the Preferred Shares Basic Maintenance Amount; provided, however, that Section 3(a)(ii) will be the sole remedy in the event the Corporation fails to do so.

11. Certain Other Restrictions. So long as any shares of the Series are Outstanding and S&P, Moody’s or any Other Rating Agency that is rating such shares so requires, the Corporation will not, unless it has received written confirmation from S&P (if S&P is then rating the Series), Moody’s (if Moody’s is then rating the Series) and (if applicable) such Other Rating Agency, that any such action would not impair the rating then assigned by such Rating Agency to the Series, engage in any one or more of the following transactions:

(a) issue senior securities except in conformity with the limits set forth in the 1940 Act or pursuant to exemptive relief;

(b) except in connection with a refinancing of the Series, issue additional shares of any series of preferred stock, including the Series, or reissue any shares of preferred stock, including the Series previously purchased or redeemed by the Corporation;

(c) engage in any short sales of securities;

(d) lend portfolio securities;

(e) merge or consolidate into or with any other fund;

(f) change the Pricing Service referred to in the definition of Market Value; or

(g) enter into reverse repurchase agreements.

(h) Notwithstanding the requirement set forth in this Section 11 to obtain written confirmation from S&P (if S&P is then rating the Series) prior to engaging in any one or more of the transactions set forth in Section 11(a)-(g), that any such action would not impair the rating then assigned by S&P to the Series, the Corporation may enter into certain S&P Hedging Transactions provided the following requirements are met:

(i) for each net long or short position in S&P Hedging Transactions, the Corporation will maintain in a segregated account with the Corporation’s custodian an amount of cash or readily marketable securities having a value, when added to any amounts on deposit with the Corporation’s futures commission merchants or brokers as margin or premium for such position, at least equal to the market value of the Corporation’s potential obligations on such position, marked-to-market on a daily basis, in each case as and to the extent required by the applicable rules or orders of the Commission or by interpretations of the Commission’s staff;

(ii) the Corporation will not engage in any S&P Hedging Transaction which would cause the Corporation at the time of such transaction to own or have sold the lesser of outstanding futures contracts based on any of the aforementioned indices exceeding in number 10% of the average number of daily traded futures contracts based on such index in the 30 days preceding the time of effecting such transaction as reported by The Wall Street Journal;

(iii) the Corporation will engage in closing transactions to close out any outstanding futures contract which the Corporation owns or has sold or any outstanding option thereon owned by the Corporation in the event (1) the Corporation does not have S&P Eligible Assets with an aggregate Discounted Value equal to or greater than the Preferred Share Basic Maintenance Amount on two consecutive Valuation Dates and (2) the Corporation is required to pay variation margin on the second such Valuation Date;

(iv) the Corporation will engage in a closing transaction to close out any outstanding futures contract or option thereon at least one week prior to the delivery date under the terms of the futures contract or option thereon unless the corporation holds the securities deliverable under such terms;

(v) when the Corporation writes a futures contract or option thereon, either the amount of margin posted by the Corporation (in the case of a futures contract) or the marked-to-market value of the Corporation’s obligation (in the case of a put option written by the Corporation) shall be treated as a liability of the Corporation for purposes of calculating the Preferred Share Basic Maintenance Amount, or, in the event the Corporation writes a futures contract or option thereon which requires delivery of an underlying security and the Corporation does not wish to treat its obligations with respect thereto as a liability for purposes of calculating the Preferred Shares Basic Maintenance Amount, it shall hold such underlying security in its portfolio and shall not include such security to the extent of such contract or option as an S&P Eligible Asset;

(vi) when the Corporation engages in credit default swaps, the swaps will be transacted according to International Swap Dealers Association (“ISDA”) standards. If premiums are not paid in advance, they will be counted as a liability for 1940 Act Preferred Shares Asset Coverage. The Corporation may not sell credit protection;

(vii) when the Corporation engages in interest rate and currency swaps, the transactions meet ISDA standards; The counterparty to the swap transaction has a minimum short-term rating of “A-1/A+” or the equivalent by S&P, or, if the counterparty does not have a short-term rating, the counterparty’s minimum senior unsecured long-term debt rating is “A-1/A+”, or the equivalent by S&P, or higher; the original aggregate notional amount of the interest rate swap transaction or transactions is not greater than the liquidation preference of the Series; the interest rate swap transaction will be marked-to-market weekly by the swap counterparty. If the Corporation fails to maintain an aggregate Discounted Value that is at least equal to the basic maintenance amount on two consecutive valuation dates, then the swap agreement will terminate immediately; for the purpose of calculating the asset coverage test, 90% of any positive mark-to-market valuation of the Corporation’s rights are eligible assets. One hundred percent of any negative mark-to-market valuation of the Corporation’s rights will be included in the calculation of the basic maintenance amount; and the Corporation maintains liquid assets with a value that is at least equal to the net amount of the excess, if any, of the Corporation’s obligations over its entitlement with respect to each swap. If the swap agreement is not on a net basis, the Corporation must maintain liquid and unencumbered assets with a value at least equal to the full amount of its accrued obligations under the agreement. For caps/floors, the Corporation must maintain liquid assets with a value that is at least equal to the Corporation’s obligations for such caps or floors;

(viii) when the Corporation engages in short sales, the Corporation segregates liquid and unencumbered assets in an amount that, when combined with the amount of collateral deposited with the broker in connection with the short sale, equals the current market value of the security sold short. If the Corporation enters into a short sale against the box, it is required to segregate securities equivalent in kind and amount to the securities sold short, and the Corporation is required to segregate such securities while the short sale is outstanding; and the transaction will be marked-to-market daily by the counterparty;

(ix) when the Corporation engages in margin purchases, the Corporation segregates liquid and unencumbered assets in an amount that, when combined with the amount of collateral deposited with the broker in connection with the margin purchase, equals the current net obligation of the Corporation; and the transaction is marked-to-market daily by the counterparty;

(x) when the Corporation engages in reverse repurchase agreements, the counterparty is rated at least “A-1/A+” and the agreement matures in 30 days or sooner; or the counterparty is rated “A-1/A+” and the transaction matures between 30 and 183 days; and the securities are marked-to-market daily by the counterparty; and

(xi) when the Corporation engages in security lending for periods of 30 days or less, the counterparty must be rated at least A-1/A+ and the Corporation must follow all requirements of the 1940 Act.

12. Compliance Procedures for Asset Maintenance Tests. For so long as any shares of the Series are Outstanding and any Rating Agency so requires:

(a) As of each Valuation Date, the Corporation will determine (i) the Market Value of each Eligible Asset owned by the Corporation on that date, (ii) the Discounted Value of each such Eligible Asset, (iii) whether the Preferred Shares Basic Maintenance Amount Test is met as of that date, (iv) the value (as used in the 1940 Act) of the total assets of the Corporation, less all liabilities, and (v) whether the 1940 Act Preferred Shares Asset Coverage is met as of that date.

(b) Upon any failure to meet the Preferred Shares Basic Maintenance Amount Test or 1940 Act Preferred Shares Asset Coverage on any Valuation Date, the Corporation may use reasonable commercial efforts (including, without limitation, altering the composition of its portfolio, purchasing shares of the Series outside of an Auction or, in the event of a failure to file a certificate on a timely basis, submitting the requisite certificate), to meet (or certify in the case of a failure to file a certificate on a timely basis, as the case may be) the Preferred Shares Basic Maintenance Amount Test or 1940 Act Preferred Shares Asset Coverage on or prior to the Asset Coverage Cure Date.

(c) Compliance with the Preferred Shares Basic Maintenance Amount and 1940 Act Preferred Shares Asset Coverage will be determined with reference to those shares of the Series which are deemed to be Outstanding hereunder.

(d) The Corporation will deliver to each Rating Agency a certificate which sets forth a determination of items (i)-(iii) of paragraph (a) of this Section 12 (a “Preferred Shares Basic Maintenance Certificate”) as of (A) on or before the 7th business day after the Date of Original Issue, (B) the last Valuation Date of each month thereafter (such monthly report to include the net asset value and trade price as of that date), (C) any date requested by any Rating Agency, (D) a Business Day on or before any Asset Coverage Cure Date relating to the Corporation’s cure of a failure to meet the Preferred Shares Basic Maintenance Amount Test, (E) any day that Common Shares or Preferred Shares are redeemed and (F) any day the S&P Eligible Assets have an aggregate Discounted Value less than or equal to 110% of the Preferred Shares Basic Maintenance Amount. Such Preferred Shares Basic Maintenance Certificate will be delivered in the case of clause (i)(A) on the Date of Original Issue and in the case of all other clauses above on or before the seventh Business Day after the relevant Valuation Date or Asset Coverage Cure Date.

(e) The Corporation will deliver to each Rating Agency a certificate which sets forth a determination of items (iv) and (v) of paragraph (a) of this Section 12 (a “1940 Act Preferred Shares Asset Coverage Certificate”) (i) as of the Date of Original Issue, and (ii) as of (A) the last Valuation Date of each quarter thereafter, and (B) as of a Business Day on or before any Asset Coverage Cure Date relating to the failure to meet the 1940 Act Preferred Shares Asset Coverage. Such 1940 Act Preferred Shares Asset Coverage Certificate will be delivered on or before the seventh Business Day after the relevant Valuation Date or the Asset Coverage Cure Date.

The certificates required by paragraphs (d) and (e) of this Section 12 may be combined into a single certificate.

(f) Within fifteen Business Days of the Date of Original Issue and any redemption of the Series, the Corporation will deliver to each Rating Agency a letter prepared by the Corporation’s independent auditors (an “Auditor’s Certificate”) regarding the accuracy of the calculations made by the Corporation in the Preferred Shares Basic Maintenance Certificate and the 1940 Act Preferred Shares Asset Coverage Certificate required to be delivered by the Corporation on the Date of Original Issue. Within fifteen Business Days after delivery of the Preferred Shares Basic Maintenance Certificate and the 1940 Act Preferred Shares Asset Coverage Certificate relating to the last Valuation Date of each fiscal year of the Corporation, the Corporation will deliver to the Auction Agent and each Rating Agency an Auditor’s Certificate regarding the accuracy of the calculations made by the Corporation in a Preferred Shares Basic Maintenance Certificate with respect to a date randomly selected by the Corporation’s independent auditors during such fiscal year. In addition, the Corporation will deliver to the persons specified in the preceding sentence an Auditor’s Certificate regarding the accuracy of the calculations made by the Corporation on each Preferred Shares Basic Maintenance Certificate and 1940 Act Preferred Shares Asset Coverage Certificate delivered in relation to an Asset Coverage Cure Date within ten days after the relevant Asset Coverage Cure Date. If an Auditor’s Certificate shows that an error was made in any such report, the calculation or determination made by the Corporation’s independent auditors will be conclusive and binding on the Corporation.

(g) The Auditor’s Certificates referred to in paragraph (f) above will confirm, based upon the independent auditor’s review of portfolio data provided by the Corporation, (i) the mathematical accuracy of the calculations reflected in the related Preferred Shares Basic Maintenance Amount Certificates and 1940 Act Preferred Shares Asset Coverage Certificates and (ii) that, based upon such calculations, the Corporation had, at such Valuation Date, met the Preferred Shares Basic Maintenance Amount Test.

(h) In the event that a Preferred Shares Basic Maintenance Certificate or 1940 Act Preferred Shares Asset Coverage Certificate with respect to an applicable Valuation Date is not delivered within the time periods specified in this Section 12, the Corporation will be deemed to have failed to meet the Preferred Shares Basic Maintenance Amount Test or the 1940 Act Preferred Shares Asset Coverage, as the case may be, on such Valuation Date for purposes of Section 12(b) of Part I of these Articles Supplementary. In the event that a Preferred Shares Basic Maintenance Certificate, a 1940 Act Preferred Shares Asset Coverage Certificate or an applicable Auditor’s Certificate with respect to an Asset Coverage Cure Date is not delivered within the time periods specified herein, the Corporation will be deemed to have failed to meet the Preferred Shares Basic Maintenance Amount Test or the 1940 Preferred Shares Asset Coverage, as the case may be, as of the related Valuation Date.

(i) The Corporation will provide S&P and Moody’s with no less than 30 days’ notification of: (i) any material changes to the Corporation’s organizational documents and material contracts, (ii) any redemptions, or (iii) any failed Auctions.

(j) The Corporation will provide to Moody’s an audited financial statement for its fiscal year, and to S&P within 90 days of its fiscal year, an audited financial statement emailed to CDOleveragefundsurveillance@sandp.com.

13. Notice. All notices or communications hereunder, unless otherwise specified in these Articles Supplementary, will be sufficiently given if in writing and delivered in person, by telecopier or mailed by first-class mail, postage prepaid. Notices delivered pursuant to this Section 13 will be deemed given on the earlier of the date received or the date five-days after which such notice is mailed, except as otherwise provided in these Articles Supplementary or by the MGCL for notices of stockholders’ meetings.

14. Waiver. To the extent permitted by Maryland Law, Holders of at least two-thirds of the Outstanding shares of the Series may waive any provision hereof intended for their benefit in accordance with such procedures as may from time to time be established by the Board of Directors.

15. Termination. In the event that no shares of the Series are Outstanding, all rights and preferences of such shares established and designated hereunder will cease and terminate, and all obligations of the Corporation under these Articles Supplementary will terminate.

16. Amendment. Subject to the provisions of these Articles Supplementary, the Board of Directors may, by resolution duly adopted without stockholder approval (except as otherwise provided by these Articles Supplementary or required by applicable law), amend these Articles Supplementary to reflect any amendments hereto which the Board of Directors is entitled to adopt pursuant to the terms of Section 6(k) of Part I of these Articles Supplementary without stockholder approval. To the extent permitted by applicable law, the Board of Directors may interpret, amend or adjust the provisions of these Articles Supplementary to resolve any inconsistency or ambiguity or to remedy any patent defect.

17. Definitions. As used in Part I, Part II and all appendices of these Articles Supplementary, the following terms will have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

“Affiliate” means any person known to the Auction Agent to be controlled by, in control of or under common control with the Corporation; provided, however, that no Broker-Dealer controlled by, in control of or under common control with the Corporation will be deemed to be an Affiliate nor will any corporation or any Person controlled by, in control of or under common control with such corporation, one of the directors or executive officers of which is a director of the Corporation be deemed to be an Affiliate solely because such director or executive officer is also a director of the Corporation.

“Agent Member” means a member of or a participant in the Securities Depository that will act on behalf of a Bidder.

“Applicable Percentage” means the percentage determined based on the credit rating assigned to the Series on such date by Moody’s (if Moody’s is then rating the Series) and S&P (if S&P is then rating the Series) as follows:

Credit Ratings

Moody’s	S&P	Applicable Percentage
Aaa	AAA	125%
Aa3 to Aa1	AA– to AA+	150%
A3 to A1	A– to A+	200%
Baa3 to Baa1	BBB– to BBB+	250%
Ba1 and lower	BB+ and lower	300%

In the case of a Flexible Auction Period, the Applicable Percentage is determined on the day that a notice of a Flexible Auction Period is delivered if the notice specifies a Maximum Rate for a Flexible Auction Period. The Applicable Percentage will be determined based on the lower of the credit rating or ratings assigned to the Series by Moody’s and S&P. If Moody’s or S&P or both shall not make such ratings available, the rate shall be determined by reference to equivalent ratings issued by a substitute rating agency.

The Applicable Percentage as so determined will be further subject to upward but not downward adjustment in the discretion of the Board of Directors after consultation with the Broker-Dealers, provided that immediately following any such increase the Corporation would be in compliance with the Preferred Shares Basic Maintenance Amount. The Corporation will take all reasonable action necessary to enable either Moody’s or S&P to provide a rating for the Series. If neither Moody’s nor S&P will make such a rating available, the Corporation will select another Rating Agency to act as a substitute Rating Agency.

“Applicable Rate” means, with respect to the Series for each Auction Period (i) if Sufficient Clearing Orders exist for the Auction in respect thereof, the Winning Bid Rate, (ii) if Sufficient Clearing Orders do not exist for the Auction in respect thereof, the Maximum Rate, and (iii) in the case of any Auction Period if all the shares of the Series are the subject of Submitted Hold Orders for the Auction in respect thereof, 90% of the Index.

“Applicable Spread” means the spread determined based on the credit rating assigned to the Series on such date by Moody’s (if Moody’s is then rating the Series) and S&P (if S&P is then rating the Series) as follows:

Credit Ratings

Moody’s	S&P	Applicable Spread
Aaa	AAA	125 bps
Aa3 to Aa1	AA– to AA+	150 bps
A3 to A1	A– to A+	200 bps
Baa3 to Baa1	BBB– to BBB+	250 bps
Ba1 and lower	BB+ and lower	300 bps

In the case of a Flexible Auction Period, the Applicable Spread is determined on the day that a notice of a Flexible Auction Period is delivered if the notice specifies a Maximum Rate for a Flexible Auction

Period. The Applicable Spread will be determined based on the lower of the credit rating or ratings assigned to the Series by Moody’s and S&P. If Moody’s or S&P or both shall not make such ratings available, the rate shall be determined by reference to equivalent ratings issued by a substitute rating agency.

The Applicable Spread as so determined will be further subject to upward but not downward adjustment in the discretion of the Board of Directors after consultation with the Broker-Dealers, provided that immediately following any such increase the Corporation would be in compliance with the Preferred Shares Basic Maintenance Amount. The Corporation will take all reasonable action necessary to enable either Moody’s or S&P to provide a rating for the Series. If neither Moody’s nor S&P will make such a rating available, the Corporation will select another Rating Agency to act as a substitute Rating Agency.

“Asset Coverage Cure Date” has the meaning set forth in Section 3(a)(ii) of these Articles Supplementary.

“Auction” means each periodic operation of the Auction Procedures.

“Auction Agent” means the Person appointed as Auction Agent in accordance with the Auction Agreement. The Auction Agent shall initially be The Bank of New York.

“Auction Date” has the meaning set forth in Part II of these Articles Supplementary.

“Auction Period” means the initial period determined in the manner set forth under “Designation” above, and thereafter, periods shall be determined in the manner set forth in Part II of these Articles Supplementary.

“Auction Procedures” means the procedures for conducting Auctions as set forth in Part II of these Articles Supplementary.

“Auditor’s Certificate” has the meaning set forth in Section 12(f) of Part I of these Articles Supplementary.

“Beneficial Owner” means a customer of a Broker-Dealer who is listed on the records of that Broker-Dealer (or, if applicable, the Auction Agent) as a holder of shares of the Series.

“Bid” has the meaning specified in Section 1(a) of Part II of these Articles Supplementary

“Bidder” has the meaning set forth in Part II of these Articles Supplementary, provided however that neither the Corporation nor any Affiliate will be permitted to be Bidder in an Auction.

“Board of Directors” or “Board” means the Board of Directors of the Corporation or any duly authorized committee thereof as permitted by applicable law.

“Broker-Dealer” has the meaning set forth in Part II of these Articles Supplementary.

“Broker-Dealer Agreement” has the meaning set forth in Part II of these Articles Supplementary.

“Business Day” means a day on which the New York Stock Exchange is open for trading and which is not a Saturday, Sunday or other day on which banks in The City of New York, New York are authorized or obligated by law to close.

“Charter” has the meaning set forth in the preamble to these Articles Supplementary.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the Securities and Exchange Commission.

“Common Shares” means the shares of the Corporation’s Common Stock, par value $.001 per share.

“Corporation” has the meaning set forth in the preamble to these Articles Supplementary.

“Date of Original Issue” means the date on which the Series is originally issued by the Corporation.

“Default” has the meaning set forth in Section 2(c)(ii) of Part I of these Articles Supplementary.

“Default Period” has the meaning set forth in Sections 2(c)(ii) or (iii) of Part I of these Articles Supplementary.

“Default Rate” has the meaning set forth in Sections 2(c)(iii) of Part I of these Articles Supplementary.

“Deposit Securities” means cash and any obligations or securities, including Short Term Money Market Instruments that are Eligible Assets, rated at least AAA or A-1/A+ by S&P, except that, for purposes of optional redemption, such obligations or securities will be considered “Deposit Securities” only if they also are rated at least P-1 by Moody’s.

“Discount Factor” means the S&P Discount Factor (if S&P is then rating the Series), the Moody’s Discount Factor (if Moody’s is then rating the Series) or the discount factor established by any Other Rating Agency which is then rating the Series and which so requires, whichever is applicable.

“Discounted Value”

(a) for Moody’s means the quotient of the Market Value of an Eligible Asset divided by the applicable Discount Factor, provided that with respect to an Eligible Asset that is currently callable, Discounted Value will be equal to the quotient as calculated above or the call price, whichever is lower, and that with respect to an Eligible Asset that is prepayable, Discounted Value will be equal to the quotient as calculated above or the par value, whichever is lower.

(b) for S&P means the quotient of the Market Value of an Eligible Asset divided by the applicable Discount Factor.

“Dividend Default” has the meaning set forth in Section 2(c)(ii) of Part I of these Articles Supplementary.

“Dividend Payment Date” means any date on which dividends are payable pursuant to Section 2(b) of Part I hereof.

“Eligible Assets” means Moody’s Eligible Assets (if Moody’s is then rating the Series), S&P Eligible Assets (if S&P is then rating the Series), and/or Other Rating Agency Eligible Assets if any Other Rating Agency is then rating the Series, whichever is applicable.

“Existing Owner” has the meaning set forth in Part II of these Articles Supplementary.

“Flexible Auction Period” means an Auction Period that is not a Seven-Day Auction Period.

“Hold Order” has the meaning set forth in Part II of these Articles Supplementary.

“Holder” means, with respect to the Series, the registered holder of shares of the Series as the same appears on the stock ledger or stock records of the Corporation.

“Index” means on any Auction Date with respect to the Series in any Auction Period of 35 days or less the LIBOR Rate. The Index with respect to the Series in any Auction Period of more than 35 days shall be the rate on United States Treasury Securities having a maturity which most closely approximates the length of the Auction Period as last published in The Wall Street Journal or such other source as may be mutually agreed upon by the Corporation and the Broker-Dealers. If either rate is unavailable, the Index shall be an index or rate agreed to by all Broker-Dealers and consented to by the Corporation. For the purpose of this definition an Auction Period of 35 days or less means a 35-day Auction Period or shorter Auction Period, i.e. a 35-day Auction Period which is extended because of a holiday would still be considered an Auction Period of 35 days or less.

“Investment Manager” means Cohen & Steers Capital Management, Inc.

“LIBOR Dealers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated and such other dealer or dealers as the Corporation may from time to time appoint, or, in lieu of any thereof, their respective affiliates or successors.

“LIBOR Rate,” on any Auction Date, means (i) the rate for deposits in U.S. dollars for the designated Auction Period, which appears on display page 3750 of Moneyline’s Telerate Service (“Telerate Page 3750”) (or such other page as may replace that page on that service, or such other service as may be selected by the LIBOR Dealer or its successors that are LIBOR Dealers) as of 11:00 a.m., London time, on the day that is the London Business Day preceding the Auction Date (the “LIBOR Determination Date”), or (ii) if such rate does not appear on Telerate Page 3750 or such other page as may replace such Telerate Page 3750, (A) the LIBOR Dealer will determine the arithmetic mean of the offered quotations of the Reference Banks to leading banks in the London interbank market for deposits in U.S. dollars for the designated Auction Period in an amount determined by such LIBOR Dealer by reference to requests for quotations as of approximately 11:00 a.m. (London time) on such date made by such LIBOR Dealer to the Reference Banks, (B) if at least two of the Reference Banks provide such quotations, LIBOR Rate will equal such arithmetic mean of such quotations, (C) if only one or none of the Reference Banks provide such quotations, LIBOR Rate will be deemed to be the arithmetic mean of the offered quotations that leading banks in The City of New York selected by the LIBOR Dealer (after obtaining the Corporation’s approval) are quoting on the relevant LIBOR Determination Date for deposits in U.S. dollars for the designated Auction Period in an amount determined by the LIBOR Dealer (after obtaining the Corporation’s approval) that is representative of a single transaction in such market at such time by reference to the principal London offices of leading banks in the London interbank market; provided, however, that if one of the LIBOR Dealers does not quote a rate required to determine the LIBOR Rate, the LIBOR Rate will be determined on the basis of the quotation or quotations furnished by any Substitute LIBOR Dealer or Substitute LIBOR Dealers selected by the Corporation to provide such rate or rates not being supplied by the LIBOR Dealer; provided further, that if the LIBOR Dealer and Substitute LIBOR Dealers are required but unable to determine a rate in accordance with at least one of the procedures provided above, LIBOR Rate will be LIBOR Rate as determined on the previous Auction Date. If the number of Auction Period days will be (i) 7 or more but fewer than 21 days, such rate will be the seven-day LIBOR rate; (ii) 21 or more but fewer than 49 days, such rate will be the one-month LIBOR rate; (iii) 49 or more but fewer than 77 days, such rate will be the two-month LIBOR rate; (iv) 77 or more but fewer than 112 days, such rate will be the three-month LIBOR rate; (v) 112 or more but fewer than 140 days, such rate will be the four-month LIBOR rate; (vi) 140 or more but fewer than 168 days, such rate will be the five-month LIBOR rate; (vii) 168 or more but fewer than 189 days, such rate will be the six-month LIBOR rate; (viii) 189 or more but fewer than 217 days, such rate will be the seven-month LIBOR rate; (ix) 217 or more but fewer than 252 days, such rate will be the eight-month LIBOR rate; (x) 252 or more but fewer than 287 days, such rate will be the nine-month LIBOR rate; (xi) 287 or more but fewer than 315 days, such rate will be the ten-month LIBOR rate; (xii) 315 or more but fewer than 343 days, such rate will be the eleven-month LIBOR rate; and (xiii) 343 or more but fewer than 365 days, such rate will be the twelve-month LIBOR rate.

“Liquidation Preference” means $25,000 per share of the Series.

“London Business Day” means any day on which commercial banks are generally open for business in London.

“Mandatory Redemption Date” has the meaning set forth in Section 3(a)(iii) of Part I of these Articles Supplementary.

“Mandatory Redemption Price” has the meaning set forth in Section 3(a)(iii) of Part I of these Articles Supplementary.

“Market Value” means the fair market value of an asset of the Corporation as computed as follows: Securities listed on the New York Stock Exchange at the last sale price reflected on the consolidated tape at the close of the New York Stock Exchange on the Business Day as of which such value is being determined provided that, if there has been no sale on such day, the securities are valued at the closing bid prices on such day and provided further that, if no asked prices are quoted on such day, then the security is valued at the bid price. Readily marketable securities not listed on the New York Stock Exchange but listed on other domestic or foreign securities exchanges or admitted to trading on the National Association of Securities Dealers Automated Quotations, Inc. (“NASDAQ”) National List are valued in a like manner. Portfolio securities traded on more than one securities exchange are valued at the last sale price on the Business Day as of which such value is being determined as reflected on the tape at the close of the exchange representing the principal market for such securities. Readily marketable securities traded in the over-the-counter market, including listed securities whose primary market is believed by the Investment Manager to be over-the-counter, but excluding securities admitted to trading on the NASDAQ National List, are valued at the official closing prices as reported by NASDAQ or, in the case of securities not quoted by NASDAQ, the National Quotation Bureau or such other comparable source as the directors deem appropriate to reflect their fair market value. If there has been no sale on such day, the securities are valued at the closing bid prices for the day, or if no asked price is available, at the bid price. However, certain fixed-income securities may be valued on the basis of prices provided by a Pricing Service when such princes are believed to reflect the fair market value of such securities. Where securities are traded on more than one exchange and also over-the-counter, the securities will generally be valued using the quotations the Board of Directors believes reflect most closely the value of such securities.

“Maximum Rate,” for shares of the Series on any Auction Date for such shares, will mean for any rate period, the greater of the Applicable Percentage of the Index or the Applicable Spread plus the Index. The Auction Agent will round each applicable Maximum Rate to the nearest one-thousandth (0.001) of one percent per annum, with any such number ending in five ten-thousandths of one percent being rounded upwards to the nearest one-thousandth (0.001) of one percent.

“Moody’s” means Moody’s Investors Service, Inc. or its successors at law.

“Moody’s Discount Factor” shall have the meaning specified in Appendix B hereto.

“Moody’s Eligible Assets” shall have the meaning specified in Appendix B hereto.

“Moody’s Exposure Period” shall have the meaning specified in Appendix B hereto.

“1933 Act” means the Securities Act of 1933, as amended.

“1940 Act” means the Investment Company Act of 1940, as amended.

“1940 Act Preferred Shares Asset Coverage” means asset coverage, as determined in accordance with Section 18(h) of the 1940 Act, of at least 200% with respect to all outstanding senior securities of the Corporation which are stock, including all Outstanding shares of the Series (or such other asset coverage as may in the future be specified in or under the 1940 Act as the minimum asset coverage for senior securities which are stock of a closed-end investment company as a condition of declaring dividends on its common shares), determined on the basis of values calculated as of a time within 48 hours (not including Sundays or holidays) next preceding the time of such determination.

“1940 Act Preferred Shares Asset Coverage Certificate” means the certificate required to be delivered by the Corporation pursuant to Section 12(f) of these Articles Supplementary.

“Notice of Redemption” means any notice with respect to the redemption of the Series pursuant to Section 3 of Part I of these Articles Supplementary.

“Order” has the meaning set forth in Part II of these Articles Supplementary.

“Other Rating Agency” means any rating agency other than S&P or Moody’s then providing a rating for the Series pursuant to the request of the Corporation.

“Other Rating Agency Eligible Assets” means assets of the Corporation designated by any Other Rating Agency as eligible for inclusion in calculating the Discounted Value of the Corporation’s assets in connection with such Other Rating Agency’s rating of the Series.

“Other Real Estate Companies” companies which generally derive at least 50% of their revenue from real estate or have at least 50% of their assets in real estate, but not including REITs.

“Outstanding” means, as of any date, shares of the Series theretofore issued by the Corporation except, without duplication, (i) any shares of the Series theretofore canceled, redeemed or repurchased by the Corporation, or delivered to the Auction Agent for cancellation or with respect to which the Corporation has given notice of redemption and irrevocably deposited with the Paying Agent sufficient funds to redeem such shares and (ii) any shares of the Series represented by any certificate in lieu of which a new certificate has been executed and delivered by the Corporation. Notwithstanding the foregoing, (A) for purposes of voting rights (including the determination of the number of shares required to constitute a quorum), any shares of the Series as to which the Corporation or any Affiliate is the Existing Owner will be disregarded and not deemed Outstanding; (B) in connection with any Auction, any shares of the Series as to which the Corporation or any person known to the Auction Agent to be an Affiliate is the Existing Owner will be disregarded and not deemed Outstanding; and (C) for purposes of determining the Preferred Shares Basic Maintenance Amount, shares of the Series held by the Corporation will be disregarded and not deemed Outstanding, but shares held by any Affiliate will be deemed Outstanding.

“Paying Agent” means The Bank of New York unless and until another entity appointed by a resolution of the Board of Directors enters into an agreement with the Corporation to serve as paying agent, which paying agent may be the same as the Auction Agent.

“Person” or “person” means and includes an individual, a partnership, a corporation, a trust, a limited liability company, an unincorporated association, a joint venture or other entity or a government or any agency or political subdivision thereof.

“Potential Holder” has the meaning set forth in Part II of these Articles Supplementary.

“Preferred Shares” has the meaning set forth in paragraph FIRST in the preamble of these Articles Supplementary.

“Preferred Shares Basic Maintenance Amount” means as of any Valuation Date the dollar amount equal to the sum of:

(i) (A) the product of the number of shares of the Series outstanding on such date multiplied by $25,000 (plus the product of the number of shares of any other series of preferred shares outstanding on such date multiplied by the liquidation preference of such shares), plus any redemption premium applicable to the shares of the Series (or other preferred shares) then subject to redemption; (B) the aggregate amount of dividends that will have accumulated at the respective Applicable Rates (whether or not earned or declared) to (but not including) the first respective Dividend Payment Date for the shares of the Series outstanding that follows such Valuation Date (plus the aggregate amount of dividends, whether or not earned or declared, that will have accumulated in respect of other outstanding preferred shares to, but not including, the first respective dividend payment date for such other shares that follows such Valuation Date); (C) the aggregate amount of dividends that would accumulate on shares of the Series outstanding from such first respective Dividend Payment Date therefor through the 56th day after such Valuation Date, at the Maximum Rate (plus the aggregate amount of dividends that would accumulate on other outstanding preferred shares from the first respective dividend payment date for such shares after the Valuation Date through the 56th day after such Valuation Date, at the respective maximum rates for such other outstanding preferred shares); (D) the amount of anticipated expenses of the Corporation for the 90 days subsequent to such Valuation Date; (E) the amount of any indebtedness or obligations of the Corporation senior in right of payment to the Series; and

(F) any current liabilities as of such Valuation Date, to the extent not reflected in any of (i)(A) through (i)(F) less

(ii) the value (i.e., for purposes of current Moody’s guidelines, the face value of cash and short-term securities that are the direct obligation of the U.S. government, provided in each case that such securities mature on or prior to the date upon which any of (i) (A) through (i) (F) become payable, otherwise the Moody’s Discounted Value) (i.e., for the purposes of the current S&P guidelines, the face value of cash, and short term securities that are the direct obligations of the U.S. government, provided in each case that such securities mature on or prior to the date upon which any of (i)(A) through (i)(F) becomes payable, otherwise the S&P Discounted Value) of any of the Corporation’s assets irrevocably deposited by the Corporation for the payment of any of (i)(A) through (i)(F).

“Preferred Shares Basic Maintenance Amount Test” means a test which is met if the lower of the aggregate Discounted Values of the Moody’s Eligible Assets or the S&P Eligible Assets meets or exceeds the Preferred Shares Basic Maintenance Amount. The Corporation will notify Moody’s if coverage declines below 1.30X the Preferred Shares Basic Maintenance Amount.

“Preferred Shares Basic Maintenance Certificate” has the meaning set forth in Section 12(d) of Part I of these Articles Supplementary.

“Pricing Service” means any of the following:

Bloomberg

Bridge Information Systems

Chanin Capital Partners

Data Resources Inc. (a McGraw-Hill Company)

FT Interactive Data

IDC

Kenny S&P Pricing Services

JP Morgan Pricing Services

Loan Pricing Corporation (owned by Reuters)

Meenan, Mcdevitt & Co., Inc

Reuters

Securities Evaluation Services

Standard & Poor’s Evaluation Services

Thomson Financial Securities Management

Telerate

Telekurs

Trepp Pricing Service

Van Kampen Merritt Investment Advisory Corp Pricing Service

CIBC World Markets

“Rating Agency” means Moody’s and S&P as long as such rating agency is then rating the Series.

“Redemption Date” has the meaning set forth in Section 2(c)(ii) of Part I of these Articles Supplementary.

“Redemption Default” has the meaning set forth in Section 2(c)(ii) of Part I of these Articles Supplementary.

“Redemption Price” has the meaning set forth in Section 3(a)(i) of Part I of these Articles Supplementary.

“Reference Banks” means four major banks in the London interbank market selected by Merrill Lynch, Pierce, Fenner & Smith Incorporated or its affiliates or successors or such other party as the Corporation may from time to time appoint.

“Registrar” means The Bank of New York, unless and until another entity appointed by a resolution of the Board of Directors enters into an agreement with the Corporation to serve as transfer agent.

“REIT” or real estate investment trust, means a company dedicated to owning, and usually operating, income producing real estate, or to financing real estate.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., or its successors at law.

“S&P Discount Factor” shall have the meaning specified in Appendix A hereto.

“S&P Eligible Assets” shall have the meaning specified in Appendix A hereto.

“S&P Exposure Period” shall have the meaning specified in Appendix A hereto.

“Securities Depository” means The Depository Trust Company and its successors and assigns or any successor securities depository selected by the Corporation that agrees to follow the procedures required to be followed by such securities depository in connection with the Series.

“Sell Order” has the meaning set forth in Part II of these Articles Supplementary.

“Series” has the meaning set forth in Article FIRST of these Articles Supplementary.

“Short-Term Money Market Instrument” means the following types of instruments if, on the date of purchase or other acquisition thereof by the Corporation, the remaining term to maturity thereof is not in excess of 180 days:

(i) commercial paper rated A-1/A+ if such commercial paper matures in 30 days or A-1/A+ if such commercial paper matures in over 30 days;

(ii) demand or time deposits in, and banker’s acceptances and certificates of deposit of (A) a depository institution or trust company incorporated under the laws of the United States of America or any state thereof or the District of Columbia or (B) a United States branch office or agency of a foreign depository institution (provided that such branch office or agency is subject to banking regulation under the laws of the United States, any state thereof or the District of Columbia);

(iii) overnight funds;

(iv) U.S. Government Securities; and

(v) Rule 2a-7 eligible money market funds.

“Specific Redemption Provisions” means, with respect to any Flexible Auction Period of more than one year, either, or any combination of (i) a period (a “Non-Call Period”) determined by the Board of

Directors after consultation with the Broker-Dealers, during which the shares subject to such Flexible Auction Period are not subject to redemption at the option of the Corporation and (ii) a period (a “Premium Call Period”), consisting of a number of whole years as determined by the Board of Directors after consultation with the Broker-Dealers, during each year of which the shares subject to such Flexible Auction Period will be redeemable at the Corporation’s option at a price per share equal to the Liquidation Preference plus accumulated but unpaid dividends (whether or not earned or declared) plus a premium expressed as a percentage or percentages of the Liquidation Preference or expressed as a formula using specified variables as determined by the Board of Directors after consultation with the Broker-Dealers.

“Seven-Day Auction Period” means an Auction Period of 7 days, unless the day after such 7th day is not a Business Day, then the number of days ending on the calendar day next preceding the next Business Day (such Business Day, being the Dividend Payment Date).

“Submission Deadline” means 1:00 p.m., New York City time, on any Auction Date or such other time on any Auction Date by which Broker-Dealers are required to submit Orders to the Auction Agent as specified by the Auction Agent from time to time.

“Substitute LIBOR Dealer” means any LIBOR dealer selected by the Corporation as to which Moody’s, S&P or any other Rating Agency then rating the Preferred Shares shall not have objected; provided, however, that none of such entities shall be a LIBOR Dealer.

“Substitute U.S. Government Securities Dealer” means any U.S. Government securities dealer selected by the Corporation as to which Moody’s, S&P or any other Rating Agency then rating the Series shall not have objected; provided, however, that none of such entities shall be a U.S. Government Securities Dealer.

“Transfer Agent” means The Bank of New York, unless and until another entity appointed by a resolution of the Board of Directors enters into an agreement with the Corporation to serve as Transfer Agent.

“Treasury Index Rate” means the average yield to maturity for actively traded marketable U.S. Treasury fixed interest rate securities having the same number of 30-day periods to maturity as the length of the applicable Auction Period, determined, to the extent necessary, by linear interpolation based upon the yield for such securities having the next shorter and next longer number of 30-day periods to maturity treating all Auction Periods with a length greater than the longest maturity for such securities as having a length equal to such longest maturity, in all cases based upon data set forth in the most recent weekly statistical release published by the Board of Governors of the Federal Reserve System (currently in H.15 (519)); provided, however, if the most recent such statistical release shall not have been published during the 15 days preceding the date of computation, the foregoing computations shall be based upon the average of comparable data as quoted to the Corporation by at least three recognized dealers in U.S. Government Securities selected by the Corporation; provided further, however, that if one of the U.S. Government Securities Dealers does not quote a rate required to determine the Treasury Index Rate, the Treasury Index Rate will be determined on the basis of the quotation or quotations furnished by any Substitute U.S. Government Securities Dealer or Substitute U.S. Government Securities Dealers selected by the Corporation to provide such rate or rates not being supplied by the U.S. Government Securities Dealer; provided further, that if the U.S. Government Securities Dealer and Substitute U.S. Government Securities Dealers are required but unable to determine a rate in accordance with at least one of the procedures provided above, the Treasury Index Rate shall be the Treasury Index Rate as determined on the previous Auction Date.

“U.S. Government Agencies” means Government National Association (GNMA), Federal Home Loan Mortgage Corporation (FHLMC), Federal Mortgage Association (FNMA) and the Farm Credit System.

“U.S. Government Obligations” means direct non-callable obligations of the United States (e.g., Treasury Notes, Treasury Bills, and Treasury Bonds), provided that such direct obligations are entitled to the full faith and credit of the United States. U.S. Treasury Bills provide for the full payment of principal and interest at maturity and U.S. Treasury Security Strips provide for the full payment (of principal and/or interest) at maturity. The following conditions also apply to U.S. Government Obligations:

(i) If a Treasury interest-only strip is to be considered and eligible asset, it must apply the over-collateralization level for the Treasury category following the maturity of the Treasury strip;

(ii) The trustee thereunder (“USGO Trustee”) must have a first, perfected security interest in the underlying collateral;

(iii) The underlying collateral must be free and clear of third-party claims;

(iv) The underlying collateral must be registered in the name of the USGO Trustee;

(v) Treasury Bills with maturities of less than 52 weeks are discounted at the appropriate short-term money market instrument levels;

(vi) Treasury Bills that mature next day are considered cash equivalent and are valued at 100%; and

(vii) Over-collateralization levels do not apply to zero-coupon Treasuries.

“U.S. Treasury Securities” means direct obligations of the United States Treasury that are entitled to the full faith and credit of the United States.

“U.S. Treasury Strips” means securities based on U.S. Treasury Securities created through the Separate Trading of Registered Interest and Principal of Securities program.

“U.S. Government Securities” means securities that are direct obligations of, and obligations the timely payment of principal and interest on which is fully guaranteed by, the United States of America or any agency or instrumentality of the United States of America, the obligations of which are backed by the full faith and credit of the United States of America and in the form of conventional bills, bonds and notes.

“U.S. Government Securities Dealers” means Lehman Government Securities Incorporated, Goldman, Sachs & Co., Salomon Brothers Inc., Morgan Guaranty Trust Company of New York and any other U.S. Government Securities dealer selected by the Corporation as to which Moody’s (if Moody’s is then rating the Series) and S&P (if S&P is then rating the Series) shall not have objected or their respective affiliates or successors, if such entity is a U.S. Government securities dealer.

“Valuation Date” means the last Business Day of each week, or such other date as the Corporation and Rating Agencies may agree to for purposes of determining the Preferred Shares Basic Maintenance Amount.

“Voting Period” has the meaning set forth in Section 6(b) of Part I of these Articles Supplementary.

“Winning Bid Rate” has the meaning set forth in Part II of these Articles Supplementary.

18. Interpretation. References to sections, subsections, clauses, sub-clauses, paragraphs and subparagraphs are to such sections, subsections, clauses, sub-clauses, paragraphs and subparagraphs contained in this Part I or Part II hereof, as the case may be, unless specifically identified otherwise.

Part II. Auction Procedures

Certain Definitions. As used in Part II of these Articles Supplementary, the following terms will have the following meanings, unless the context otherwise requires and all section references below are to Part II of these Articles Supplementary except as otherwise indicated: Capitalized terms not defined in Part II of these Articles Supplementary will have the respective meanings specified in Part I of these Articles Supplementary.

“All Hold Rate” means, as of any Auction Date, 90% of the Index in effect on such Auction Date for any AMPS the dividend on which is not includable in gross income of the beneficial owner of such AMPS for federal income tax purposes and 90% of the Index in effect on such Auction Date for any AMPS the dividend on which is includable in gross income of the beneficial owner of such AMPS for federal income tax purposes.

“AMPS” means the Series W7 Preferred Shares as defined in Article First in the Charter.

“Auction” means each periodic implementation of the Auction Procedures.

“Auction Agreement” means an agreement between the Auction Agent and the Issuer pursuant to which the Auction Agent agrees to follow the procedures specified in this Exhibit with respect to the AMPS while such AMPS pay dividends at the Auction Period Rate, as such agreement may from time to time be amended or supplemented.

“Auction Date” means with respect to the AMPS:

(a) Seven-Day Auction Period. If the AMPS are in a Seven-Day Auction Period, the Business Day preceding such Seven-Day Auction Period.

(b) Flexible Auction Period. If the AMPS are in a Flexible Auction Period, the last Business Day of the Flexible Auction Period.

(c) Other Auction Periods. If the AMPS are in any other Auction Period, the Business Day next preceding each Dividend Payment Date for such AMPS (whether or not an Auction shall be conducted on such date).

provided, however, that the last Business Day of a Flexible Auction Period shall be the Auction Date for the Auction Period which begins on the next succeeding Business Day, if any.

The first Auction Date for the AMPS shall be                     , 2007.

“Auction Desk” means the business unit of a Broker-Dealer that fulfills the responsibilities of the Broker-Dealer under a Broker-Dealer Agreement, including soliciting Bids for the AMPS, and units of the Broker-Dealer which are not separated from such business unit by information controls appropriate to control, limit and monitor the inappropriate dissemination and use of information about Bids.

“Auction Period” means with respect to the AMPS:

(a) Flexible Auction Period. A Flexible Auction Period; and

(b) Seven-Day Auction Period. With respect to AMPS in a Seven-Day Auction Period, if Auctions generally are conducted on the day of the week specified in column A of the table below, a period of generally seven days beginning on the day of the week specified in column B of the table below (or the day following the last day of the prior Auction Period if the prior Auction Period does not end on the day of the week specified in column C of the table below) and ending on the day of the week specified in column C of the table below in the next succeeding week (unless such day is not followed by a Business Day, in which case on the next succeeding day which is followed by a Business Day):

(A)	(B)	(C)
When Auctions Occur on this day	Auction Period Generally Begins this day	Auction Period Generally Ends this day
Friday	Monday	Sunday
Monday	Tuesday	Monday
Tuesday	Wednesday	Tuesday
Wednesday	Thursday	Wednesday
Thursday	Friday	Thursday

Notwithstanding the foregoing, if an Auction is for an Auction Period of more than Seven Days and the Auction Rate on such Auction Date is the Maximum Rate as the result of a lack of Sufficient Clearing Bids, the Auction Period shall automatically convert to a seven-day Auction Period. On the following Auction Date, the Auction shall be conducted for an Auction Period of the same length as the Auction Period prior to such automatic conversion. If such Auction is successful, the Auction Period shall revert to the length prior to the automatic conversion, and, if such Auction is not successful, the Auction Period shall be another seven-day period.

“Auction Period Rate” means the Auction Rate or any other dividend rate to be borne by the AMPS during each Auction Period determined in accordance with Section 4 of Part II of these Articles Supplementary; provided, however, in no event may the Auction Period Rate exceed the Maximum Rate.

“Auction Procedures” means the procedures for conducting Auctions for AMPS as set forth in Part II of these Articles Supplementary.

“Auction Rate” means for the AMPS for each Auction Period, (i) if Sufficient Clearing Bids exist, the Winning Bid Rate, provided, however, if all of the AMPS are the subject of Submitted Hold Orders, the All Hold Rate for such AMPS and (ii) if Sufficient Clearing Bids do not exist, the Maximum Rate for such AMPS.

“Authorized Denomination” means $25,000 unless another amount is specified here.

“Authorizing Document” means the Charter.

“Available AMPS” means, for the AMPS on each Auction Date, the number of AMPS that are not the subject of Submitted Hold Orders.

“Bid” has the meaning specified in Section 1(a) of Part II of these Articles Supplementary.

“Bidder” means each Existing Owner and Potential Owner who places an Order.

“Broker-Dealer” means any entity that is permitted by law to perform the function required of a Broker-Dealer described in these Articles Supplementary Appendix, that is a member of, or a direct participant in, the Securities Depository, that has been selected by the Issuer and that is a party to a Broker-Dealer Agreement with the Auction Agent and the Issuer. The “Broker-Dealer of record” with respect to the AMPS is the Broker-Dealer which placed the Order for such AMPS or whom the Existing Owner of such AMPS has designated as its Broker-Dealer with respect to such AMPS, in each case as reflected in the records of the Auction Agent. The Broker-Dealer(s) shall initially be Merrill Lynch, Pierce, Fenner & Smith Incorporated, Oppenheimer & Co. Inc. and Wachovia Capital Markets, LLC.

“Broker-Dealer Agreement” means an agreement among the Issuer, the Auction Agent and a Broker-Dealer pursuant to which such Broker-Dealer agrees to follow the procedures described in these Auction Procedures, as such agreement may from to time be amended or supplemented.

“Broker-Dealer Deadline” means, with respect to an Order, the internal deadline established by the Broker-Dealer through which the Order was placed after which it will not accept Orders or any change in any Order previously placed with such Broker-Dealer; provided, however, that nothing shall prevent the Broker-Dealer from correcting Clerical Errors by the Broker-Dealer with respect to Orders from Bidders after the Broker-Dealer Deadline pursuant to the provisions herein. Any Broker-Dealer may change the time or times of its Broker-Dealer Deadline as it relates to such Broker-Dealer by giving notice not less than two Business Days prior to the date such change is to take effect to Bidders who place Orders through such Broker-Dealer.

“Business Day” in addition to any other definition of “Business Day” included in the Authorizing Document, while AMPS pay dividends at the Auction Period Rate, the term Business Day shall not include Saturdays, Sundays, days on which the New York Stock Exchange or its successor is not open for business, days on which the Federal Reserve Bank of New York is not open for business, days on which banking institutions or trust companies located in the state in which the operations of the Auction Agent are conducted are authorized or required to be closed by law, regulation or executive order of the state in which the Auction Agent conducts operations with respect to the AMPS.

“Clerical Error” means a clerical error in the processing of an Order, and includes, but is not limited to, the following: (i) a transmission error, including but not limited to, an Order sent to the wrong address or number, failure to transmit certain pages or illegible transmission, (ii) failure to transmit an Order received from one or more Existing Owners or Potential Owners (including Orders from the Broker-Dealer which were not originated by the Auction Desk) prior to the Broker-Dealer Deadline or generated by the Broker-Dealer’s Auction Desk for its own account prior to the Submission Deadline or (iii) a typographical error. Determining whether an error is a “Clerical Error” is within the reasonable judgment of the Broker-Dealer, provided that the Broker-Dealer has a record of the correct Order that shows it was so received or so generated prior to the Broker-Dealer Deadline or the Submission Deadline, as applicable.

“Dividend Payment Date” with respect to AMPS paying dividends at Auction Period Rates, means, notwithstanding anything else in the Authorizing Document to the contrary, the first Dividend

Payment Date for such AMPS (which shall be                         , 2007) (a) when used with respect to any Seven-Day Auction Period, the Business Day immediately following such Auction Period, or (b) when used with respect to a Flexible Auction Period of (i) seven or more but fewer than 183 days, the Business Day immediately following such Flexible Auction Period, or (ii) 183 or more days, each semiannual date on which dividends on the AMPS would be payable and on the Business Day immediately following such Flexible Auction Period.

“Electronic Means” means, facsimile transmission, email transmission or other similar electronic means of communication providing evidence of transmission, including a telephone communication confirmed by any other method set forth in this definition.

“Error Correction Deadline” means one hour after the Auction Agent completes the dissemination of the results of the Auction to Broker-Dealers without regard to the time of receipt of such results by any Broker-Dealer; provided, however, in no event shall the Error Correction Deadline extend past 4:00 p.m., New York City time, unless the Auction Agent experiences technological failure or force majeure in disseminating the Auction results which causes a delay in dissemination past 3:00 p.m., New York City time.

“Existing Owner” means a Person who is the beneficial owner of AMPS; provided, however, that for purposes of conducting an Auction, the Auction Agent may consider a Broker-Dealer acting on behalf of its customer as an Existing Owner.

“Flexible Auction Period” means with respect to the AMPS,

(a) any period of 182 days or less which is divisible by seven and which begins on a Dividend Payment Date and ends (i) in the case of AMPS with Auctions generally conducted on Fridays, on a Sunday unless such Sunday is not followed by a Business Day, in which case on the next succeeding day which is followed by a Business Day, (ii) in the case of AMPS with Auctions generally conducted on Mondays, on a Monday unless such Monday is not followed by a Business Day, in which case on the next succeeding day which is followed by a Business Day, (iii) in the case of AMPS with Auctions generally conducted on Tuesdays, on a Tuesday unless such Tuesday is not followed by a Business Day, in which case on the next succeeding day which is followed by a Business Day, (iv) in the case of AMPS with Auctions generally conducted on Wednesdays, on a Wednesday unless such Wednesday is not followed by a Business Day, in which case on the next succeeding day which is followed by a Business Day, and (v) in the case of AMPS with Auctions generally conducted on Thursdays, on a Thursday unless such Thursday is not followed by a Business Day, in which case on the next succeeding day which is followed by a Business Day (“Short-Term Dividend Period”); or

(b) any period which is longer than 182 days which begins on a Dividend Payment Date and ends not later than five years after such Dividend Payment Date (“Long-Term Dividend Period”).

“Hold Order” means an Order to hold the AMPS as provided in Section 1(a) of this Part II or such an Order deemed to have been submitted as provided in Sections 1(c), 3(g) or 5(b)(iv) of Part II of these Articles Supplementary.

“Index” means on any Auction Date with respect to AMPS in any Auction Period of 35 days or less the LIBOR Rate (as defined in the Authorizing Document). The Index with respect to AMPS in any Auction Period of more than 35 days shall be the rate on United States Treasury Securities having a maturity which most closely approximates the length of the Auction Period as last published in The

Wall Street Journal or such other source as may be mutually agreed upon by the Issuer and the Broker-Dealers. If either rate is unavailable, the Index shall be an index or rate agreed to by all Broker-Dealers and consented to by the Issuer. For the purpose of this definition an Auction Period of 35 days or less means a 35 day Auction Period or shorter Auction Period, i.e. a 35 day Auction Period which is extended because of a holiday would still be considered an Auction Period of 35 days or less.

“Initial Dividend Period” means the period from the Closing Date to but not including                         , 2007 with respect to the AMPS.

“Initial Period Rate” means the rate proposed by the managing underwriter and set by the Issuer’s Board of Directors prior to delivery of the AMPS.

“Issuer” is the Corporation.

“Maximum Rate” for shares of the AMPS on any Auction Date for shares of such AMPS, shall mean for any Auction Period, the greater of the Application Percentage of the Index or the Applicable Spread plus the Index. The Auction Agent will round each applicable Maximum Rate to the nearest one-thousandth (0.001) of one percent per annum, with any such number ending in five ten-thousandths of one percent being rounded upwards to the nearest one-thousandths (0.001) of one percent.

“Order” means a Hold Order, Bid or Sell Order.

“Potential Owner” means any Person, including any Existing Owner, who may be interested in acquiring a beneficial interest in the AMPS in addition to the AMPS currently owned by such Person, if any; provided, however, that for purposes of conducting an Auction, the Auction Agent may consider a Broker-Dealer acting on behalf of its customer as a Potential Owner.

“Record Date” means, notwithstanding anything else in the Authorizing Document, while the AMPS pay dividends at the Auction Period Rate, the Business Day immediately preceding a Dividend Payment Date.

“Securities Depository” means, notwithstanding anything else in the Authorizing Document to the contrary, The Depository Trust Company and its successors and assigns or any other securities depository selected by the Issuer.

“Sell Order” has the meaning specified in subsection (a) of Section 1 of Part II of these Articles Supplementary.

“Submission Deadline” means 1:00 p.m., New York City time, on each Auction Date, or such other time on such date as shall be specified from time to time by the Auction Agent if directed in writing by the Issuer pursuant to the Auction Agreement as the time by which Broker-Dealers are required to submit Orders to the Auction Agent. Notwithstanding the foregoing, the Auction Agent will follow the Securities Industry and Financial Markets Association’s Early Market Close Recommendations for shortened trading days for the bond markets (the “SIFMA Recommendation”) unless the Auction Agent is instructed otherwise in writing by the Issuer. In the event of a SIFMA Recommendation with respect to an Auction Date, the Submission Deadline will be 11:30 a.m., instead of 1:00 p.m., New York City time.

“Submitted Bid” has the meaning specified in subsection (b) of Section 4 of Part II of these Articles Supplementary.

“Submitted Hold Order” has the meaning specified in subsection (b) of Section 4 of Part II of these Articles Supplementary.

“Submitted Order” has the meaning specified in subsection (b) of Section 4 of Part II of these Articles Supplementary.

“Submitted Sell Order” has the meaning specified in subsection (b) of Section 4 of Part II of these Articles Supplementary.

“Sufficient Clearing Bids” means for the AMPS, an Auction for which the number of AMPS that are the subject of Submitted Bids by Potential Owners specifying one or more rates not higher than the Maximum Rate is not less than the number of AMPS that are the subject of Submitted Sell Orders and of Submitted Bids by Existing Owners specifying rates higher than the Maximum Rate.

“Winning Bid Rate” means for the AMPS, the lowest rate specified in any Submitted Bid of such AMPS which if calculated by the Auction Agent as the Auction Rate would cause the number of AMPS that are the subject of Submitted Bids specifying a rate not greater than such rate to be not less than the number of Available AMPS.

1. Orders by Existing Owners and Potential Owners. (a) Prior to the Broker-Dealer Deadline for the AMPS on each Auction Date:

(i) each Existing Owner may submit to a Broker-Dealer, in writing or by such other method as shall be reasonably acceptable to such Broker-Dealer, one or more Orders as to:

(A) the number of AMPS, if any, held by such Existing Owner which such Existing Owner commits to continue to hold for the next succeeding Auction Period without regard to the Auction Rate for such Auction Period;

(B) the number of AMPS, if any, held by such Existing Owner which such Existing Owner commits to continue to hold for the next succeeding Auction Period if the Auction Rate for the next succeeding Auction Period is not less than the rate per annum specified in such Order (and if the Auction Rate is less than such specified rate, the effect of the Order shall be as set forth in paragraph (b)(i)(A) of this Section 1); and/or

(C) the number of AMPS, if any, held by such Existing Owner which such Existing Owner offers to sell on the first Business Day of the next succeeding Auction Period without regard to the Auction Rate for the next succeeding Auction Period; and

(ii) each Potential Owner may submit to a Broker-Dealer, in writing or by such other method as shall be reasonably acceptable to such Broker-Dealer, an Order as to the number of AMPS, which each such Potential Owner offers to purchase if the Auction Rate for the next succeeding Auction Period is not less than the rate per annum then specified by such Potential Owner.

For the purposes of the Auction Procedures an Order containing the information referred to in clause (i)(A) above is referred to as a “Hold Order,” an Order containing the information referred to in clause (i)(B) or (ii) above is referred to as a “Bid,” and an Order containing the information referred to in clause (i)(C) above is referred to as a “Sell Order.”

No Auction Desk of a Broker-Dealer shall accept as an Order a submission (whether received from an Existing Owner or a Potential Owner or generated by the Broker-Dealer for its own account) which does not conform to the requirements of the Auction Procedures, including but not limited to submissions which are not in Authorized Denominations, specify a rate which contains more than three figures to the right of the decimal point or specify an amount greater than the amount of

Outstanding AMPS. No Auction Desk of a Broker-Dealer shall accept a Bid or Sell Order which is conditioned on being filled in whole or a Bid which does not specify a specific dividend rate.

(b)(i) A Bid by an Existing Owner shall constitute an offer to sell on the first Business Day of the next succeeding Auction Period:

(A) the number of AMPS specified in such Bid if the Auction Rate for the next succeeding Auction Period shall be less than the rate specified in such Bid; or

(B) such number or a lesser number of AMPS to be determined as described in subsection (a)(v) of Section 5 of this Part II if the Auction Rate for the next succeeding Auction Period shall be equal to such specified rate; or

(C) a lesser number of AMPS to be determined as described in subsection (b)(iv) of Section 5 of this Part II if such specified rate shall be higher than the Maximum Rate and Sufficient Clearing Bids do not exist.

(ii) A Sell Order by an Existing Owner shall constitute an offer to sell:

(A) the number of AMPS specified in such Sell Order; or

(B) such number or a lesser number of AMPS as described in subsection (b)(iv) of Section 5 of this Part II if Sufficient Clearing Bids do not exist.

(iii) A Bid by a Potential Owner shall constitute an offer to purchase:

(A) the number of AMPS specified in such Bid if the Auction Rate for the next succeeding Auction Period shall be higher than the rate specified therein; or

(B) such number or a lesser number of AMPS as described in subsection (a)(vi) of Section 5 of this Part II if the Auction Rate for the next succeeding Auction Period shall be equal to such specified rate.

(c) Anything herein to the contrary notwithstanding:

(i) If an Order or Orders covering all of the AMPS held by an Existing Owner is not submitted to the Broker-Dealer of record for such Existing Owner prior to the Broker-Dealer Deadline, such Broker-Dealer shall deem a Hold Order to have been submitted on behalf of such Existing Owner covering the number of AMPS held by such Existing Owner and not subject to Orders submitted to such Broker-Dealer; provided, however, that if there is a conversion from one Auction Period to a longer Auction Period and Orders have not been submitted to such Broker-Dealer prior to the Broker-Dealer Deadline covering the aggregate number of AMPS to be converted held by such Existing Owner, such Broker-Dealer shall deem a Sell Order to have been submitted on behalf of such Existing Owner covering the number of AMPS to be converted held by such Existing Owner not subject to Orders submitted to such Broker-Dealer.

(ii) for purposes of any Auction, any Order by any Existing Owner or Potential Owner shall be revocable until the Broker-Dealer Deadline, and after the Broker-Dealer Deadline, all such Orders shall be irrevocable, except as provided in Sections 2(e)(ii) and 2(f); and

(iii) for purposes of any Auction, any AMPS sold or purchased pursuant to subsection (b)(i), (ii) or (iii) above shall be sold or purchased at a price equal to 100% of the liquidation preference thereof.

2. Submission of Orders by Broker-Dealers to Auction Agent.

(a) Each Broker-Dealer shall submit to the Auction Agent in writing, or by such Electronic Means as shall be reasonably acceptable to the Auction Agent, prior to the Submission Deadline on each Auction Date for AMPS, all Orders with respect to AMPS accepted by such Broker-Dealer in accordance with Section 1 above and specifying with respect to each Order or aggregation of Orders pursuant to Section 2(b) below:

(i) the name of the Broker-Dealer;

(ii) the number of Bidders placing Orders, if requested by the Auction Agent;

(iii) the aggregate number of AMPS, if any, that are the subject of such Order;

(iv) to the extent that such Bidder is an Existing Owner:

(A) the number of AMPS, if any, subject to any Hold Order placed by such Existing Owner;

(B) the number of AMPS, if any, subject to any Bid placed by such Existing Owner and the rate specified in such Bid; and

(C) the number of AMPS, if any, subject to any Sell Order placed by such Existing Owner; and

(v) to the extent such Bidder is a Potential Owner, the rate specified in such Bid.

(b) If more than one Bid is submitted to a Broker-Dealer on behalf of any single Potential Owner, the Broker-Dealer shall aggregate each Bid on behalf of such Potential Owner submitted with the same rate and consider such Bids as a single Bid and shall consider each Bid submitted with a different rate a separate Bid with the rate and the number of AMPS specified therein.

A Broker-Dealer may aggregate the Orders of different Potential Owners with those of other Potential Owners on whose behalf the Broker-Dealer is submitting Orders and may aggregate the Orders of different Existing Owners with other Existing Owners on whose behalf the Broker-Dealer is submitting Orders; provided, however, Bids may only be aggregated if the dividend rates on the Bids are the same.

(c) Neither the Issuer nor the Auction Agent shall be responsible for the failure of any Broker-Dealer to submit an Order to the Auction Agent on behalf of any Existing Owner or Potential Owner.

(d) Nothing contained herein shall preclude a Broker-Dealer from placing an Order for some or all of the AMPS for its own account.

(e) Until the Submission Deadline, a Broker-Dealer may withdraw or modify any Order previously submitted to the Auction Agent (i) for any reason if the Order was generated by the Auction Desk of the Broker-Dealer for the account of the Broker-Dealer or (ii) to correct a Clerical Error on the part of the Broker-Dealer in the case of any other Order, including Orders from the Broker-Dealer which were not originated by the Auction Desk.

(f) After the Submission Deadline and prior to the Error Correction Deadline, a Broker-Dealer may:

(i) submit to the Auction Agent an Order received from an Existing Owner, Potential Owner or a Broker-Dealer which is not an Order originated by the Auction Desk, in each case prior to the Broker-Dealer Deadline, or an Order generated by the Broker-Dealer’s Auction

Desk for its own account prior to the Submission Deadline (provided that in each case the Broker-Dealer has a record of such Order and the time when such Order was received or generated) and not submitted to the Auction Agent prior to the Submission Deadline as a result of (A) an event of force majeure or a technological failure which made delivery prior to the Submission Deadline impossible or, under the conditions then prevailing, impracticable or (B) a Clerical Error on the part of the Broker-Dealer; or

(ii) modify or withdraw an Order received from an Existing Owner or Potential Owner or generated by the Broker-Dealer (whether generated by the Broker-Dealer’s Auction Desk or elsewhere within the Broker-Dealer) for its own account and submitted to the Auction Agent prior to the Submission Deadline or pursuant to clause (i) above, if the Broker-Dealer determines that such Order contained a Clerical Error on the part of the Broker-Dealer.

In the event a Broker-Dealer makes a submission, modification or withdrawal pursuant to this Section 2(f) and the Auction Agent has already run the Auction, the Auction Agent shall rerun the Auction, taking into account such submission, modification or withdrawal. Each submission, modification or withdrawal of an Order submitted pursuant to this Section 2(f) by a Broker-Dealer after the Submission Deadline and prior to the Error Correction Deadline shall constitute a representation by the Broker-Dealer that (A) in the case of a newly submitted Order or portion thereof or revised Order, the failure to submit such Order prior to the Submission Deadline resulted from an event described in clause (i) above and such Order was received from an Existing Owner or Potential Owner or is an Order received from the Broker-Dealer that was not originated by the Auction Desk, in each case, prior to the Broker-Dealer Deadline, or generated internally by such Broker-Dealer’s Auction Desk for its own account prior to the Submission Deadline or (B) in the case of a modified or withdrawn Order, such Order was received from an Existing Owner, a Potential Owner or the Broker-Dealer which was not originated by the Auction Desk prior to the Broker-Dealer Deadline, or generated internally by such Broker-Dealer’s Auction Desk for its own account prior to the Submission Deadline and such Order as submitted to the Auction Agent contained a Clerical Error on the part of the Broker-Dealer and that such Order has been modified or withdrawn solely to effect a correction of such Clerical Error, and in the case of either (A) or (B), as applicable, the Broker-Dealer has a record of such Order and the time when such Order was received or generated. The Auction Agent shall be entitled to rely conclusively (and shall have no liability for relying) on such representation for any and all purposes of the Auction Procedures.

(g) If after the Auction Agent announces the results of an Auction, a Broker-Dealer becomes aware that an error was made by the Auction Agent, the Broker-Dealer shall communicate such awareness to the Auction Agent prior to 5:00 p.m., New York City time on the Auction Date. If the Auction Agent determines there has been such an error (as a result of either a communication from a Broker-Dealer or its own discovery) prior to 3:00 p.m., New York City time on the first day of the Auction Period with respect to which such Auction was conducted, the Auction Agent shall correct the error and notify each Broker-Dealer that submitted Bids or held a position in AMPS in such Auction of the corrected results.

(h) Nothing contained herein shall preclude the Auction Agent from:

(i) advising a Broker-Dealer prior to the Submission Deadline that it has not received Sufficient Clearing Bids for the AMPS; provided, however, that if the Auction Agent so advises any Broker-Dealer, it shall so advise all Broker-Dealers; or

(ii) verifying the Orders of a Broker-Dealer prior to or after the Submission Deadline; provided, however, that if the Auction Agent verifies the Orders of any Broker-Dealer, it shall verify the Orders of all Broker-Dealers requesting such verification.

3. Treatment of Orders by the Auction Agent. Anything herein to the contrary notwithstanding:

(a) If the Auction Agent receives an Order which does not conform to the requirements of the Auction Procedures, the Auction Agent may contact the Broker-Dealer submitting such Order until one hour after the Submission Deadline and inform such Broker-Dealer that it may resubmit such Order so that it conforms to the requirements of the Auction Procedures. Upon being so informed, such Broker-Dealer may correct and resubmit to the Auction Agent any such Order that, solely as a result of a Clerical Error on the part of such Broker-Dealer, did not conform to the requirements of the Auction Procedures when previously submitted to the Auction Agent. Any such resubmission by a Broker-Dealer shall constitute a representation by such Broker-Dealer that the failure of such Order to have so conformed was solely as a result of a Clerical Error on the part of such Broker-Dealer. If the Auction Agent has not received a corrected conforming Order within one hour and fifteen minutes of the Submission Deadline, the Auction Agent shall, if and to the extent applicable, adjust or apply such Order, as the case may be, in conformity with the provisions of subsections (b), (c) or (d) of this Section 3 and, if the Auction Agent is unable to so adjust or apply such Order, the Auction Agent shall reject such Order.

(b) If any rate specified in any Bid contains more than three figures to the right of the decimal point, the Auction Agent shall round such rate up to the next highest one thousandth of one percent (0.001%).

(c) If one or more Orders covering in the aggregate more than the number of Outstanding AMPS are submitted by a Broker-Dealer to the Auction Agent, such Orders shall be considered valid in the following order of priority:

(i) all Hold Orders shall be considered Hold Orders, but only up to and including in the aggregate the number of AMPS for which such Broker-Dealer is the Broker-Dealer of record;

(ii)(A) any Bid of a Broker-Dealer shall be considered valid as a Bid of an Existing Owner up to and including the excess of the number of AMPS for which such Broker-Dealer is the Broker-Dealer of record over the number of the AMPS subject to Hold Orders referred to in clause (i) above;

(B) subject to clause (A) above, all Bids of a Broker-Dealer with the same rate shall be aggregated and considered a single Bid of an Existing Owner up to and including the excess of the number of AMPS for which such Broker-Dealer is the Broker-Dealer of record over the number of AMPS for which such Broker-Dealer is the Broker-Dealer of record subject to Hold Orders referred to in clause (i) above;

(C) subject to clause (A) above, if more than one Bid with different rates is submitted by a Broker-Dealer, such Bids shall be considered Bids of an Existing Owner in the ascending order of their respective rates up to the amount of the excess of the number of AMPS for which such Broker-Dealer is the Broker-Dealer of record over the number of AMPS for which such Broker-Dealer is the Broker-Dealer of record subject to Hold Orders referred to in clause (i) above; and

(D) the number of AMPS, if any, subject to Bids not considered to be Bids for which such Broker-Dealer is the Broker-Dealer of record under this clause (ii) shall be treated as the subject of a Bid by a Potential Owner; and

(iii) all Sell Orders shall be considered Sell Orders, but only up to and including the number of AMPS equal to the excess of the number of AMPS for which such Broker-Dealer is the Broker-Dealer of record over the sum of the number of AMPS considered to be subject to Hold Orders pursuant to clause (i) above and the number of AMPS considered to be subject to Bids for which such Broker-Dealer is the Broker-Dealer of record pursuant to clause (ii) above.

(d) For purposes of any Auction, if an Auction Agent has been notified by the Issuer that any portion of an Order by a Broker-Dealer relates to AMPS which have been called for redemption on or prior to the Dividend Payment Date next succeeding such Auction, the Order shall be invalid with respect to such portion and the Auction Agent shall conduct the Auction Procedures as if such portion of such Order had not been submitted.

(e) For purposes of any Auction, no AMPS which the Auction Agent has been notified by the Issuer have been called for redemption on or prior to the Dividend Payment Date next succeeding such Auction shall be included in the calculation of Available AMPS for such Auction.

(f) If an Order or Orders covering all of the AMPS is not submitted by a Broker-Dealer of record prior to the Submission Deadline, the Auction Agent shall deem a Hold Order to have been submitted on behalf of such Broker-Dealer covering the number of AMPS for which such Broker-Dealer is the Broker-Dealer of record and not subject to Orders submitted to the Auction Agent; provided, however, that if there is a conversion from one Auction Period to a longer Auction Period and Orders have not been submitted by such Broker-Dealer prior to the Submission Deadline covering the number of AMPS to be converted for which such Broker-Dealer is the Broker-Dealer of record, the Auction Agent shall deem a Sell Order to have been submitted on behalf of such Broker-Dealer covering the number of AMPS to be converted for which such Broker-Dealer is the Broker-Dealer of record not subject to Orders submitted by such Broker-Dealer.

4. Determination of Auction Period Rate.

(a) If requested by the Issuer or a Broker-Dealer, not later than 10:30 a.m., New York City time (or such other time as may be agreed to by the Auction Agent and all Broker-Dealers), on each Auction Date for the AMPS, the Auction Agent shall advise such Broker-Dealer (and thereafter confirm to the Issuer, if requested) of the All Hold Rate, the Index and, if the Maximum Rate is not a fixed dividend rate, the Maximum Rate. Such advice, and confirmation, shall be made by telephone or other Electronic Means acceptable to the Auction Agent.

(b) Promptly after the Submission Deadline for the AMPS on each Auction Date, the Auction Agent shall assemble all Orders submitted or deemed submitted to it by the Broker-Dealers (each such Order as submitted or deemed submitted by a Broker-Dealer being hereinafter referred to as a “Submitted Hold Order,” a “Submitted Bid” or a “Submitted Sell Order,” as the case may be, and collectively as a “Submitted Order”) and shall determine (i) the Available AMPS, (ii) whether there are Sufficient Clearing Bids, and (iii) the Auction Rate.

(c) In the event the Auction Agent shall fail to calculate or, for any reason, fails to provide the Auction Rate on the Auction Date, for any Auction Period (i) if the preceding Auction Period was a period of 35 days or less, (A) a new Auction Period shall be established for the same length of time as the preceding Auction Period, if the failure to make such calculation was because there was not at the time a duly appointed and acting Auction Agent or Broker-Dealer, and the Auction Period Rate for the new Auction Period shall be the percentage of the Index set forth in Schedule I under “Determination of Auction Period Rate” if the Index is ascertainable on such date (by the Auction Agent, if there is at the time an Auction Agent, or the Issuer, if at the time there is no

Auction Agent) or, (B) if the failure to make such calculation was for any other reason or if the Index is not ascertainable on such date, the prior Auction Period shall be extended to the seventh day following the day that would have been the last day of the preceding Auction Period (or if such seventh day is not followed by a Business Day then to the next succeeding day that is followed by a Business Day) and the Auction Period Rate for the period as so extended shall be the same as the Auction Period Rate for the Auction Period prior to the extension, and (ii) if the preceding Auction Period was a period of greater than 35 days, (A) a new Auction Period shall be established for a period that ends on the seventh day following the day that was the last day of the preceding Auction Period, (or if such seventh day is not followed by a Business Day then to the next succeeding day which is followed by a Business Day) if the failure to make such calculation was because there was not at the time a duly appointed and acting Auction Agent or Broker-Dealer, and the Auction Period Rate for the new Auction Period shall be the 90% if the Index is ascertainable on such date (by the Auction Agent, if there is at the time an Auction Agent, or the Issuer, if at the time there is no Auction Agent) or, (B) if the failure to make such calculation was for any other reason or if the Index is not ascertainable on such date, the prior Auction Period shall be extended to the seventh day following the day that would have been the last day of the preceding Auction Period (or if such seventh day is not followed by a Business Day then to the next succeeding day that is followed by a Business Day) and the Auction Period Rate for the period as so extended shall be the same as the Auction Period Rate for the Auction Period prior to the extension. In the event a new Auction Period is established as set forth in clause (ii) (A) above, an Auction shall be held on the last Business Day of the new Auction Period to determine an Auction Rate for an Auction Period beginning on the Business Day immediately following the last day of the new Auction Period and ending on the date on which the Auction Period otherwise would have ended had there been no new Auction Period or Auction Periods subsequent to the last Auction Period for which a Winning Bid Rate had been determined. In the event an Auction Period is extended as set forth in clause (i) (B) or (ii) (B) above, an Auction shall be held on the last Business Day of the Auction Period as so extended to determine an Auction Rate for an Auction Period beginning on the Business Day immediately following the last day of the extended Auction Period and ending on the date on which the Auction Period otherwise would have ended had there been no extension of the prior Auction Period.

Notwithstanding the foregoing, neither new nor extended Auction Periods shall total more than 35 days in the aggregate. If at the end of the 35 days the Auction Agent fails to calculate or provide the Auction Rate, or there is not at the time a duly appointed and acting Auction Agent or Broker-Dealer, the Auction Period Rate shall be the Maximum Rate.

(d) In the event of a failed conversion from an Auction Period to any other period or in the event of a failure to change the length of the current Auction Period due to the lack of Sufficient Clearing Bids at the Auction on the Auction Date for the first new Auction Period, the Auction Period Rate for the next Auction Period shall be the Maximum Rate and the Auction Period shall be a Seven-Day Auction Period.

(e) If the AMPS are no longer maintained in book-entry only form by the Securities Depository, then the Auctions shall cease and the Auction Period Rate shall be the Maximum Rate.

5. Allocation of AMPS.

(a) In the event of Sufficient Clearing Bids for the AMPS, subject to the further provisions of subsections (c) and (d) of this Section 5, Submitted Orders for the AMPS shall be accepted or rejected as follows in the following order of priority:

(i) the Submitted Hold Order of each Existing Owner shall be accepted, thus requiring each such Existing Owner to continue to hold the AMPS that are the subject of such Submitted Hold Order;

(ii) the Submitted Sell Order of each Existing Owner shall be accepted and the Submitted Bid of each Existing Owner specifying any rate that is higher than the Winning Bid Rate shall be rejected, thus requiring each such Existing Owner to sell the AMPS that are the subject of such Submitted Sell Order or Submitted Bid;

(iii) the Submitted Bid of each Existing Owner specifying any rate that is lower than the Winning Bid Rate shall be accepted, thus requiring each such Existing Owner to continue to hold the AMPS that are the subject of such Submitted Bid;

(iv) the Submitted Bid of each Potential Owner specifying any rate that is lower than the Winning Bid Rate shall be accepted, thus requiring each such Potential Owner to purchase the AMPS that are the subject of such Submitted Bid;

(v) the Submitted Bid of each Existing Owner specifying a rate that is equal to the Winning Bid Rate shall be accepted, thus requiring each such Existing Owner to continue to hold the AMPS that are the subject of such Submitted Bid, but only up to and including the number of AMPS obtained by multiplying (A) the aggregate number of AMPS which are not the subject of Submitted Hold Orders described in clause (i) above or of Submitted Bids described in clauses (iii) or (iv) above by (B) a fraction the numerator of which shall be the number of Outstanding AMPS held by such Existing Owner subject to such Submitted Bid and the denominator of which shall be the aggregate number of AMPS subject to such Submitted Bids made by all such Existing Owners that specified a rate equal to the Winning Bid Rate, and the remainder, if any, of such Submitted Bid shall be rejected, thus requiring each such Existing Owner to sell any excess amount of AMPS;

(vi) the Submitted Bid of each Potential Owner specifying a rate that is equal to the Winning Bid Rate shall be accepted, thus requiring each such Potential Owner to purchase the AMPS that are the subject of such Submitted Bid, but only in an amount equal to the number of AMPS obtained by multiplying (A) the aggregate number of AMPS which are not the subject of Submitted Hold Orders described in clause (i) above or of Submitted Bids described in clauses (iii), (iv) or (v) above by (B) a fraction the numerator of which shall be the number of Outstanding AMPS subject to such Submitted Bid and the denominator of which shall be the sum of the aggregate number of AMPS subject to such Submitted Bids made by all such Potential Owners that specified a rate equal to the Winning Bid Rate, and the remainder of such Submitted Bid shall be rejected; and

(vii) the Submitted Bid of each Potential Owner specifying any rate that is higher than the Winning Bid Rate shall be rejected.

(b) In the event there are not Sufficient Clearing Bids for the AMPS, Submitted Orders for the AMPS shall be accepted or rejected as follows in the following order of priority:

(i) the Submitted Hold Order of each Existing Owner shall be accepted, thus requiring each such Existing Owner to continue to hold the AMPS that are the subject of such Submitted Hold Order;

(ii) the Submitted Bid of each Existing Owner specifying any rate that is not higher than the Maximum Rate shall be accepted, thus requiring each such Existing Owner to continue to hold the AMPS that are the subject of such Submitted Bid;

(iii) the Submitted Bid of each Potential Owner specifying any rate that is not higher than the Maximum Rate shall be accepted, thus requiring each such Potential Owner to purchase the AMPS that are the subject of such Submitted Bid;

(iv) the Submitted Sell Orders of each Existing Owner shall be accepted as Submitted Sell Orders and the Submitted Bids of each Existing Owner specifying any rate that is higher than the Maximum Rate shall be deemed to be and shall be accepted as Submitted Sell Orders, in both cases only up to and including the number of AMPS obtained by multiplying (A) the aggregate number of AMPS subject to Submitted Bids described in clause (iii) of this subsection (b) by (B) a fraction the numerator of which shall be the number of AMPS held by such Existing Owner subject to such Submitted Sell Order or such Submitted Bid deemed to be a Submitted Sell Order and the denominator of which shall be the number of AMPS subject to all such Submitted Sell Orders and such Submitted Bids deemed to be Submitted Sell Orders, and the remainder of each such Submitted Sell Order or Submitted Bid shall be deemed to be and shall be accepted as a Hold Order and each such Existing Owner shall be required to continue to hold such excess amount of AMPS; and

(v) the Submitted Bid of each Potential Owner specifying any rate that is higher than the Maximum Rate shall be rejected.

(c) If, as a result of the undertakings described in Section 5(a) or (b) above, any Existing Owner or Potential Owner would be required to purchase or sell a number of AMPS that is not a whole number on any Auction Date, the Auction Agent shall by lot, in such manner as it shall determine in its sole discretion, round up or down the number of AMPS to be purchased or sold by any Existing Owner or Potential Owner on such Auction Date so that the number of AMPS purchased or sold by each Existing Owner or Potential Owner on such Auction Date shall be a whole number, even if such allocation results in one or more of such Existing Owners or Potential Owners not purchasing or selling any AMPS on such Auction Date.

(d) If, as a result of the undertakings described in Section 5(a) above, any Potential Owner would be required to purchase a number of AMPS that is not a whole number on any Auction Date, the Auction Agent shall by lot, in such manner as it shall determine in its sole discretion, allocate AMPS for purchase among Potential Owners so that the number of AMPS purchased on such Auction Date by any Potential Owner shall be a whole number, even if such allocation results in one or more of such Potential Owners not purchasing AMPS on such Auction Date.

6. Notice of Auction Period Rate. (a) On each Auction Date, the Auction Agent shall notify each Broker-Dealer that participated in the Auction held on such Auction Date by Electronic Means acceptable to the Auction Agent and the applicable Broker-Dealer of the following, with respect to the AMPS for which an Auction was held on such Auction Date:

(i) the Auction Period Rate determined on such Auction Date for the succeeding Auction Period;

(ii) whether Sufficient Clearing Bids existed for the determination of the Winning Bid Rate;

(iii) if such Broker-Dealer submitted a Bid or a Sell Order on behalf of an Existing Owner, whether such Bid or Sell Order was accepted or rejected and the number of AMPS, if any, to be sold by such Existing Owner;

(iv) if such Broker-Dealer submitted a Bid on behalf of a Potential Owner, whether such Bid was accepted or rejected and the number of AMPS, if any, to be purchased by such Potential Owner;

(v) if the aggregate number of AMPS to be sold by all Existing Owners on whose behalf such Broker-Dealer submitted Bids or Sell Orders is different from the aggregate number of AMPS to be purchased by all Potential Owners on whose behalf such Broker-Dealer submitted a Bid, the name or names of one or more Broker-Dealers (and the Agent Member, if any, of each such other Broker-Dealer) and the number of AMPS to be (A) purchased from one or more Existing Owners on whose behalf such other Broker-Dealers submitted Bids or Sell Orders or (B) sold to one or more Potential Owners on whose behalf such Broker-Dealer submitted Bids; and

(vi) the amount of dividend payable per AMPS on each Dividend Payment Date with respect to such Auction Period; and

(vii) the immediately succeeding Auction Date.

(b) On each Auction Date, with respect to the AMPS for which an Auction was held on such Auction Date, each Broker-Dealer that submitted an Order on behalf of any Existing Owner or Potential Owner shall: (i) if requested by an Existing Owner or a Potential Owner, advise such Existing Owner or Potential Owner on whose behalf such Broker-Dealer submitted an Order as to (A) the Auction Period Rate determined on such Auction Date, (B) whether any Bid or Sell Order submitted on behalf of such Owner was accepted or rejected and (C) the immediately succeeding Auction Date; (ii) instruct each Potential Owner on whose behalf such Broker-Dealer submitted a Bid that was accepted, in whole or in part, to instruct such Potential Owner’s Agent Member to pay to such Broker-Dealer (or its Agent Member) through the Securities Depository the amount necessary to purchase the number of AMPS to be purchased pursuant to such Bid against receipt of such AMPS; and (iii) instruct each Existing Owner on whose behalf such Broker-Dealer submitted a Sell Order that was accepted or a Bid that was rejected in whole or in part, to instruct such Existing Owner’s Agent Member to deliver to such Broker-Dealer (or its Agent Member) through the Securities Depository the number of AMPS to be sold pursuant to such Bid or Sell Order against payment therefor.

(c) The Auction Agent shall give notice of the Auction Rate to the Issuer by mutually acceptable Electronic Means and the Issuer shall promptly give notice of such Auction Rate to the Securities Depository.

7. Index.

(a) If for any reason on any Auction Date the Index shall not be determined as provided for herein, the Index shall be the Index for the prior Business Day.

(b) The determination of the Index as provided for herein shall be conclusive and binding upon the Issuer, the Broker-Dealers, the Auction Agent and the Existing Owners and Potential Owners of the AMPS.

8. Force Majeure.

(a) Notwithstanding anything else set forth herein, if an Auction Date is not a Business Day because the New York Stock Exchange is closed for business for more than three consecutive Business Days due to an act of God, natural disaster, act of war, civil or military disturbance, act of terrorism, sabotage, riots or a loss or malfunction of utilities or communications services or the

Auction Agent is not able to conduct an Auction in accordance with the Auction Procedures for any reason, then the Applicable Rate for the next Auction Period will be the Applicable Rate determined on the previous Auction Date, provided that, if the New York Stock Exchange is closed for such reason for three or less than three consecutive Business Days, then the Applicable Rate for the next Auction Period will be the Applicable Rate determined by Auction on the first Business Day following such Auction Date.

(b) Notwithstanding anything else set forth herein, if a Dividend Payment Date is not a Business Day because the New York Stock Exchange is closed for business for more than three consecutive Business Days due to an act of God, natural disaster, act of war, civil or military disturbance, act of terrorism, sabotage, riots or a loss or malfunction of utilities or communications services or the dividend payable on such date can not be paid for any such reason, then:

(i) the Dividend Payment Date for the affected Auction Period will be the next Business Day on which the Corporation and its paying agent, if any, are able to cause the dividend to be paid using their reasonable best efforts;

(ii) the affected Auction Period will end on the day it would have ended had such event not occurred and the Dividend Payment Date had remained the scheduled date; and

(iii) the next Auction Period will begin and end on the dates on which it would have begun and ended had such event not occurred and the Dividend Payment Date remained the scheduled date.

9. Miscellaneous Provisions Regarding Auctions.

(a) If the Securities Depository notifies the Issuer that it is unwilling or unable to continue as registered owner of the AMPS or if at any time the Securities Depository shall no longer be registered or in good standing under the Securities Exchange Act of 1934, as amended, or other applicable statute or regulation and a successor to the Securities Depository is not appointed by the Issuer within 90 days after the Issuer receives notice or becomes aware of such condition, as the case may be, the Auctions shall cease and the Issuer shall execute and deliver certificates representing the AMPS. Such AMPS shall be registered in such names and Authorized Denominations as the Securities Depository, pursuant to instructions from the Agent Members or otherwise, shall instruct the Issuer.

(b) So long as the ownership of the AMPS is maintained in book-entry form by the Securities Depository, an Existing Owner or a beneficial owner may sell, transfer or otherwise dispose of the AMPS only pursuant to a Bid or Sell Order in accordance with the Auction Procedures or to or through a Broker-Dealer, provided that (i) in the case of all transfers other than pursuant to Auctions, such Existing Owner or its Broker-Dealer or its Agent Member advises the Auction Agent of such transfer and (ii) a sale, transfer or other disposition of AMPS from a customer of a Broker-Dealer who is listed on the records of that Broker-Dealer as the holder of such AMPS to that Broker-Dealer or another customer of that Broker-Dealer shall not be deemed to be a sale, transfer or other disposition for purposes of this paragraph if such Broker-Dealer remains the Existing Owner of the AMPS so sold, transferred or disposed of immediately after such sale, transfer or disposition.

10. Changes in Auction Period or Auction Date.

(a) Changes in Auction Period.

(i) The Issuer, may, from time to time on the Dividend Payment Date immediately following the end of any Auction Period, change the length of the Auction Period with respect to all of the AMPS between a Seven-Day Auction Period or a Flexible Auction Period in order to accommodate economic and financial factors that may affect or be relevant to the length of the Auction Period and the dividend rate borne by such AMPS. In addition to satisfying the requirements set forth in Section 4 of Part I of these Articles Supplementary, the Issuer shall initiate the change in the length of the Auction Period by giving written notice to the Auction Agent, the Broker-Dealers and the Securities Depository that the Auction Period shall change if the conditions described herein are satisfied and the proposed effective date of the change, at least 10 Business Days prior to the Auction Date for such Auction Period.

(ii) Any such changed Auction Period shall be for a period of seven days or a Flexible Auction Period and shall be for all of the AMPS.

(iii) The change in length of the Auction Period shall take effect only if Sufficient Clearing Bids exist at the Auction on the Auction Date for such new Auction Period. For purposes of the Auction for such new Auction Period only, except to the extent any Existing Owner submits an Order with respect to such AMPS, each Existing Owner shall be deemed to have submitted Sell Orders with respect to all of its AMPS if the change is to a longer Auction Period and a Hold Order if the change is to a shorter Auction Period. If there are not Sufficient Clearing Bids for the first Auction Period, the Auction Rate for the new Auction Period shall be the Maximum Rate, and the Auction Period shall be a Seven-Day Auction Period.

(b) Changes in Auction Date. The Auction Agent, at the direction of the Issuer, may specify an earlier or later Auction Date (but in no event more than five Business Days earlier or later) than the Auction Date that would otherwise be determined in accordance with the definition of “Auction Date” in order to conform with then current market practice with respect to similar securities or to accommodate economic and financial factors that may affect or be relevant to the day of the week constituting an Auction Date and the dividend rate borne by the AMPS. The Auction Agent shall provide notice of the Issuer’s direction to specify an earlier Auction Date for an Auction Period by means of a written notice delivered at least 45 days prior to the proposed changed Auction Date to the Issuer and the Broker-Dealers with a copy to the Securities Depository. In the event the Auction Agent is instructed to specify an earlier or later Auction Date, the days of the week on which an Auction Period begins and ends, the day of the week on which a Flexible Auction Period ends and the Dividend Payment Dates relating to such Flexible Auction Period shall be adjusted accordingly.

(c) Changes Resulting from Unscheduled Holidays. If, in the opinion of the Auction Agent and the Broker-Dealers, there is insufficient notice of an unscheduled holiday to allow the efficient implementation of the Auction Procedures set forth herein, the Auction Agent and the Broker-Dealers may, as they deem appropriate, and after notice to the Issuer, set a different Auction Date and adjust any Dividend Payment Dates and Auction Periods affected by such unscheduled holiday. In the event there is not agreement among the Broker-Dealers, the Auction Agent shall set the different Auction Date and make such adjustments as directed by a majority of the Broker-Dealers (based on the number of AMPS for which the Broker-Dealer is listed as the Broker-Dealer in the Existing Owner Registry maintained by the Auction Agent pursuant to Section 2.2(a) of the Auction Agreement), and, if there is not a majority so directing, the Auction Date shall be moved to the next succeeding Business Day following the scheduled Auction Date, and the Dividend Payment Date and the Auction Period shall be adjusted accordingly.

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IN WITNESS WHEREOF, COHEN & STEERS GLOBAL INCOME BUILDER, INC. has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary as of this              day of October, 2007.

WITNESS:

By:
Name:	Francis C. Poli
Title:	Secretary

COHEN & STEERS GLOBAL INCOME BUILDER, INC.

By:
Name:	Adam M. Derechin
Title:	President

THE UNDERSIGNED, President of the COHEN & STEERS GLOBAL INCOME BUILDER, INC., who executed on behalf of the Corporation the foregoing Articles Supplementary hereby acknowledges the foregoing Articles Supplementary to be the corporate act of the Corporation and hereby certifies to the best of his knowledge, information, and belief that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

By:
Name:	Adam M. Derechin
Title:	President

Appendix A

S&P Guidelines

“S&P Discount Factor” means either:

(i) if the portfolio weighted average S&P Discount Factor (as set forth in (ii) below) of the Corporation’s S&P Eligible Assets is less than 200%, the S&P Discount Factor shall be 200% for all S&P Eligible Assets; or

(ii) if the portfolio weighted average S&P Discount Factor (as set forth in this section) of the Corporation’s S&P Eligible Assets (as set forth in f.(ii) below) is 200% or greater, the S&P Discount Factor means:

Type of S&P Eligible Asset	Discount Factor for AAA Rating
REIT Common Stock	148.79%
Other Common Stock: (1)
Large-Cap Equity (including ADRs)	157.70%
Mid-Cap Equity (including ADRs)	172.79%
Small-Cap Equity (including ADRs)	196.35%
Fixed Rate Preferred stock (DRD)	180%
Closed-end Funds:
Common stock	208.77%
Preferred stock	197.24%
Fixed Rate Preferred stock (DRD) non-investment grade	185.00%
Adjustable Rate Preferred stock (DRD)	158.00%
Adjustable Rate Preferred stock (DRD) non-investment grade	163.00%
Taxable Preferred stock (Non-DRD)	154.66%
Taxable Preferred stock (Non-DRD) non-investment grade	159.66%
Convertible securities rated AAA to AAA–	148.25%
Convertible securities rated AA+ to AA–	154.97%
Convertible securities rated A+ to A–	161.70%
Convertible securities rated BBB+ to BBB–	168.42%
Convertible securities rated BB+ to BB–	175.15%
Convertible securities rated B+ to B-	181.87%
Convertible securities rated CCC+ to CCC	188.60%
U.S. Government Obligations (52 week Treasury Bills)	101.99%
U.S. Government Obligations (Two-Year Treasury Notes)	103.77%
U.S. Government Obligations (Five-Year Treasury Notes)	109.09%
U.S. Government Obligations (Ten-Year Treasury Notes)	115.14%
U.S. Government Obligations (Thirty-Year Treasury Bonds)	126.33%
U.S. Agency Debt Securities	120.48%
U.S. Agency Mortgage Securities (Fixed 15-Year)	128.80%
U.S. Agency Mortgage Securities (Fixed 30-Year)	131.20%
U.S. Agency Mortgage Securities (ARM 1/1)	121.70%
U.S. Mortgage Securities (ARM 3/1)	122.10%
U.S. Mortgage Securities (ARM 5/1)	122.50%
U.S. Mortgage Securities (ARM 10/1)	122.70%
Mortgage Pass-Through Fixed Certificates (15 Year)	131.00%
Mortgage Pass-Through Fixed Certificates (30 Year)	134.00%

(1)	Market cap for large-cap stocks is $10 billion and up, mid-cap stocks range between $2 billion and $10 billion and small-cap stocks are $2 billion and below.

Corporate Bonds rated at least AAA	110.00%
Corporate Bonds rated at least AA+	111.00%
Corporate Bonds rated at least AA	113.00%
Corporate Bonds rated at least AA–	115.00%
Corporate Bonds rated at least A+	116.00%
Corporate Bonds rated at least A	117.00%
Corporate Bonds rated at least A–	118.00%
Corporate Bonds rated at least BBB+	120.00%
Corporate Bonds rated at least BBB	122.00%
Corporate Bonds rated at least BBB–	124.00%
Corporate Bonds rated at least BB+	129.00%
Corporate Bonds rated at least BB	135.00%
Corporate Bonds rated at least BB–	142.00%
Corporate Bonds rated at least B+	156.00%
Corporate Bonds rated at least B	169.00%
Corporate Bonds rated at least B–	184.00%
Corporate Bonds rated at least CCC+	202.00%
Corporate Bonds rated at least CCC	252.00%
Corporate Bonds rated CCC– or lower	350.00%
Master Limited Partnerships	625.00%
Cash and Cash Equivalents	100.00%

The following additional discount factors will be applied to assets of issuers in foreign currencies:

Currency Discount Factor for 20 Business Day Exposure Rated “AAA”
Australian Dollar	1.106
British Pound	1.219
Canadian Dollar	1.086
Euro	1.272
Yen	1.328
Mexican Peso	3.683
Swiss Franc	1.251
Singapore Dollar	1.070
New Zealand Dollar	1.170
Swedish Krona	1.160
Hong Kong Dollar	1.000

(a) Cash and Cash Equivalents

Cash and Cash Equivalents and demand deposits in an “A-1/A+” rated institution are valued at 100%. “A-1/A+” rated commercial paper, with maturities no greater than 30 days and held instead of cash until maturity, is valued at 100%. Securities with next-day maturities invested in “A-1/A+” rated institutions are considered cash equivalents and are valued at 100%. Securities maturing in 181 to 360 calendar days are valued at 114.2%.

The S&P Discount Factor for shares of unrated Money Market Funds affiliated with the Corporation used as “sweep” vehicles will be 110%. Money Market Funds rated “AAAm” will be discounted at the appropriate level as dictated by the exposure period. No S&P Discount Factor will be applied to Money Market Funds rated AAAm by S&P with effective next day maturities.

(b) Miscellaneous

Receivables due within five business days of a valuation will be treated as cash and are valued at 100%.

Receivables that are due in more than five business days of a valuation date qualify as S&P Eligible Assets at a value no greater than the settlement price discounted at the applicable credit rating and/or exposure period discount factor.

For purposes of determining the discount factors applicable to collateral not rated by S&P, the collateral will carry an S&P rating one full rating category lower than the equivalent S&P rating.

“S&P Eligible Assets” means either:

(i) if the average S&P Discount Factor of the Corporation’s S&P Eligible Assets is less than 200%, all assets of the Corporation shall be considered S&P Eligible Assets; or

(ii) if the average S&P Discount Factor of the Corporation’s S&P Eligible Assets is 200% or greater, S&P Eligible Assets means:

(1) Deposit Securities;

(2) U.S. Government Obligations of U.S. Government Agencies;

(3) Corporate Indebtedness. Evidences of indebtedness other than Deposit Securities, U.S. Government Obligations and Municipal Obligations that are not convertible into or exchangeable or exercisable for stock of a corporation (except to the extent of ten percent (10%) in the case of a share exchange or tender offer) (“Other Debt”) and that satisfy all of the following conditions:

(a) no more than 10% of the Other Debt may be unrated;

(b) the remaining term to maturity of such Other Debt will not exceed thirty (30) years;

(c) such Other Debt must provide for periodic interest payments in cash over the life of the security;

(d) no more than 10% of the issuers of such evidences of indebtedness do not file periodic financial statements with the Commission;

(4) Convertible Corporate Indebtedness. Evidences of indebtedness other than Deposit Securities, U.S. Government Obligations and Municipal Obligations that are convertible into or exchangeable or exercisable for stock of a corporation and that satisfy all of the following conditions:

(a) such evidence of indebtedness is rated at least CCC by S&P; and

(b) if such evidence of indebtedness is rated BBB or lower by S&P, the market capitalization of the issuer of such evidence of indebtedness is at least $100 million;

(5) Agency Mortgage Collateral. Certificates guaranteed by U.S. Government Agencies (as defined below) (e.g., FNMA, GNMA and FHLMC) for timely payment of interest and full and ultimate payment of principal. Agency Mortgage Collateral also evidence undivided interests in pools of level-payment, fixed, variable, or adjustable rate, fully amortizing loans that are secured by first liens on one- to four-family residences, residential properties (or in the case of Plan B FHLMC certificates, five or more units primarily designed for residential use) (“Agency Mortgage Collateral”). Agency Mortgage Collateral the following conditions apply:

(a) For GNMA certificates backed by pools of graduated payment mortgages, levels are 20 points above established levels;

(b) Qualifying “large pool” FNMA mortgage-backed securities and FHLMC participation certificates are acceptable as eligible collateral. The eligible fixed-rate programs include FNMA MegaPools, FNMA Majors, FHLMC Multilender Swaps, and FHLMC Giant certificates. Eligible adjustable rate mortgage (“ARMs”) programs include nonconvertible FNMA ARM MegaPools and FHLMC weighted average coupon ARM certificates. Eligible FHLMC Giant programs exclude interest-only and principal only stripped securities;

(c) FNMA certificates backed by multifamily ARMs pegged to the 11th District Cost of Funds Index are acceptable as eligible collateral at 5 points above established levels; and

(d) Multiclass REMICs issued by FNMA and FHLMC are acceptable as eligible collateral at the collateral levels established for CMOs.

(6) Mortgage Pass-Through Certificates. Publicly issued instruments maintaining at least an AA– ratings by S&P. Certificates evidence proportional, undivided interests in pools of whole residential mortgage loans. Pass-through certificates backed by pools of convertible ARMs are acceptable as eligible collateral at 5 points above the levels established for pass-through certificates backed by fixed or non-convertible ARM pools.

(7) Rule 144A Securities;

(8) Preferred Stocks. Preferred stocks that satisfy all of the following conditions:

(a) The preferred stock issue has a senior rating from S&P, or the preferred issue must be rated. In the case of Yankee preferred stock, the issuer should have an S&P senior rating of at least “BBB–”, or the preferred issue must be rated at least “BBB–”.

(b) The issuer – or if the issuer is a special purpose corporation, its parent – is listed on either the New York Stock Exchange, the American Stock Exchange or NASDAQ if the traded par amount is less than $1,000. If the traded par amount is $1,000 or more exchange listing is not required.

(c) The collateral pays cash dividends denominated in U.S. dollars.

(d) Private placements under Rule 144A with registration rights are eligible assets.

(e) The minimum market capitalization of eligible issuers is US$100 million.

Restrictions for floating-rate preferred stock:

(a) Holdings must be limited to stock with a dividend period of less than or equal to 49 days, except for a new issue, where the first dividend period may be up to 64 days.

(b) The floating-rate preferred stock may not have been subject to a failed auction.

Restrictions for adjustable–or auction-rate preferred stock:

(a) The total fair market value of adjustable-rate preferred stock held in the portfolio may not exceed 10% of eligible assets.

Concentration Limits:

(a) Total issuer exposure in preferred stock of any one issuer is limited to 10% of the fair market value of eligible assets.

(b) Preferred stock rated below B– (including non-rated preferred stock) are limited to no more than 15% of the fair market value of the eligible assets.

(c) Add 5 points to over-collateralization level for issuers with a senior rating or preferred stock rating of less than BBB–.

(d) Add 10 points to over-collateralization level of issuers with no senior rating, preferred stock rating or dividend history.

(9) Common Stocks (including ADRs). Common stocks that satisfy all of the following conditions:

(a) such common stock (including the common stock of any predecessor or constituent issuer) has been traded on a recognized national securities exchange or quoted on the National Market System (or any equivalent or successor thereto) of NASDAQ, but excluding “144a” or “pink sheet” stock not carried in daily newspaper over-the-counter listings;

(b) the market capitalization of such issuer of common stock exceeds $100 million;

(c) the issuer of such common stock is not an entity that is treated as a partnership for federal income taxes;

(d) the issuer can hold no more than the average monthly trading volume over the last year;

(e) if such issuer is organized under the laws of any jurisdiction other than the United States, any state thereof, any possession or territory thereof or the District of Columbia, the common stock of such issuer held by the Corporation is traded on a recognized national securities exchange or quoted on the National Market System of NASDAQ either directly or in the form of depository receipts.

Note: Add 20 percentage points to the overcollateralization level for common stock that does not meet the requirements of paragraphs (a) or (e) above.

Escrow Bonds may comprise 100% of the Corporation’s S&P Eligible Assets. Bonds that are legally defeased and secured by direct U.S. Government Obligations are not required to meet any minimum issuance size requirement. Bonds that are economically defeased or secured by other U.S. Agency paper must meet the minimum issuance size requirement for the Corporation described above. Bonds initially rated or rerated as an escrow bond by another Rating Agency are limited to 50% of the Corporation’s S&P Eligible Assets, and carry one full rating lower than the equivalent S&P rating for purposes of determining the applicable discount factors. Bonds economically defeased and either initially rated or rerated by S&P or another Rating Agency are assigned that same rating level as its debt issuer, and will remain in its original industry category unless it can be demonstrated that a legal defeasance has occurred.

The Corporation portfolio must consist of no less than 20 issues representing no less than 10 industries as determined by the S&P Industry Classifications.

For purposes of determining the discount factors applicable to collateral not rated by S&P, the collateral will carry an S&P rating one full rating level lower than the equivalent S&P rating.

“S&P Exposure Period” will mean the sum of (i) that number of days from the last Valuation Date on which the Corporation’s Discounted Value of S&P Eligible Assets were greater than the Preferred

Shares Basic Maintenance Amount to the Valuation Date on which the Corporation’s Discounted Value of S&P Eligible Assets failed to exceed the Preferred Shares Basic Maintenance Amount, (ii) the maximum number of days following a Valuation Date that the Corporation has under this Statement to cure any failure to maintain a Discounted Value of S&P Eligible Assets at least equal to the Preferred Shares Basic Maintenance Amount, and (iii) the maximum number of days the Corporation has to effect a mandatory redemption under Section 3(a)(ii) of Part I of these Articles Supplementary.

“S&P Hedging Transactions”: For so long as any Series is rated by S&P, the Corporation will not purchase or sell futures contracts, write, purchase or sell options on futures contracts or write put options (except covered put options) or call options (except covered call options) on portfolio securities unless it receives written confirmation from S&P that engaging in such transactions will not impair the rating then assigned to the Series by S&P, except that the Corporation may purchase or sell futures contracts and engage in swaps, caps, floors, and collars, reverse repurchase or repurchase agreements, short sales, write, purchase or sell put and call options on such contracts (collectively, “S&P Hedging Transactions”), subject to the following limitations:

Futures and Options:

1. S&P Hedging Transactions may not exceed the notional value of the preferred shares outstanding;

2. the Corporation will engage in closing transactions to close out any outstanding futures contract which the Corporation owns or has sold or any outstanding option thereon owned by the Corporation in the event (A) the Corporation does not have S&P Eligible Assets with an aggregate Discounted Value equal to or greater than the Preferred Basic Maintenance Amount on two consecutive Valuation Dates and (B) the Corporation is required to pay variation margin on the second such Valuation Date;

3. the Corporation will engage in a closing transaction to close out any outstanding futures contract or option thereon in the month prior to the delivery month under the terms of such futures contract or option thereon unless the Corporation holds the securities deliverable under such terms; and

4. when the Corporation writes a futures contract or option thereon, it will either maintain an amount of cash, cash equivalents or liquid securities ( in a segregated account with the Corporation’s custodian, so that the amount so segregated plus the amount of initial margin and variation margin held in the account of or on behalf of the Corporation’s broker with respect to such futures contract or option equals the Market Value of the Corporation’s futures contract or option, marked-to-market on a daily basis, or, in the event the Corporation writes a futures contract or option thereon which requires delivery of an underlying security, it shall hold such underlying security in its portfolio.

Credit Default Swaps entered into according to International Swap Dealers Association (“ISDA”) standards, if premiums are not paid in advance, will be counted as a liability for purpose of the Preferred Shares Basic Maintenance Amount; the Corporation is not the seller of credit protection.

Interest Rate Swaps:

1. The Corporation may engage in interest rate swaps if it is accordance to ISDA standards;

2. the counterparty to the swap transaction has a minimum short-term rating of ‘A-1/A+’ or equivalent by S&P, or, if the counterparty does not have a short-term rating, the counterparty’s minimum senior unsecured long-term debt rating is ‘A–’, or equivalent by S&P, or higher;

3. The original aggregate notional amount of the interest rate swap transaction or transactions is not to be greater than the liquidation preference of the Series;

4. The interest rate swap transaction will be marked-to-market weekly by the swap counterparty. If the Corporation fails to maintain an aggregate discounted value at least equal to the basic maintenance amount on two consecutive valuation dates then the agreement shall terminate immediately;

5. For the purpose of calculating the Preferred Shares Basic Maintenance Amount, 90% of any positive mark-to-market valuation of the Corporation’s rights will be eligible assets. 100% of any negative mark-to-market valuation of the Corporation’s rights will be included in the calculation of the basic maintenance amount;

6. The Corporation must maintain liquid assets with a value at least equal to the net amount of the excess, if any, of the Corporation’s obligations over its entitlement with respect to each swap. If the swap agreement is not on a net basis, it must maintain liquid and unencumbered assets with a value at least equal to the full amount of the Corporation’s accrued obligations under the agreement. For caps/floors, must maintain liquid assets with a value at least equal to the Corporation’s obligations with respect to such caps or floors.

Short Sales:

The Corporation may engage in short sales of securities or short sales against the box if:

1. The Corporation segregates liquid and unencumbered assets in an amount that when combined with the amount of collateral deposited with the broker in connection with the short sale equals the current market value of the security sold short or if the Corporation enters into a short sale against the box, it is required to segregate securities equivalent in kind and amount to the securities sold short and is required to hold such securities while the short sale is outstanding; and

2. The transaction will be marked to market daily by the counterparty.

Margin Purchase:

1. The Corporation segregates liquid and unencumbered assets in an amount that when combined with the amount of collateral deposited with the broker in connection with the margin purchase equals the current net obligation of the Corporation; and

2. The transaction will be marked to market daily by the counterparty.

Reverse Repurchase Agreements:

The Corporation may engage in reverse repurchase agreements if:

1. The counterparty is rated at least A–/A-1 and the agreement matures in 30 days or less, or

2. The counterparty must be rated AA–/A-1+ if the transaction matures in more than 30 days but less than 183 days, and

3. The securities are marked to market daily by the counterparty.

“S&P Industry Classifications” will mean, for the purposes of determining S&P Eligible Assets, each of the following industry classifications (as defined by the S&P global industry classification):

Aerospace & Defense

Air Freight and Logistics Airlines

Automobiles

Automobile Components

Beverages

Biotechnology

Building Products

Cable

Capital Markets

Computers & Peripherals

Commercial Banks

Commercial Services & Supplies

Communications Equipment

Construction & Engineering

Consumer Finance

Containing & Packaging

Distributors

Diversified Financial Services

Diversified Telecommunication Services

Electric Utilities

Electrical Equipment

Electronic Equipment & Instrument

Energy Equipment & Services

Food & Staples Retailing

Food Products

Gas Utilities

Healthcare Equipment & Supplies

Healthcare Providers & Services

Hotels, Restaurants & Leisure

Household Durables

Household Products

Industrial Conglomerates

Insurance

Internet & Catalog Retail

Internet Software & Services

IT Services

Leisure Equipment & Products

Machinery

Marine

Media

Metals & Mining

Office Electronics

Oil & Gas

Packaging and Containers

Paper & Forest Products

Personal Products

Pharmaceuticals

Real Estate

Retail

Road & Rail

Software

Specialty Retail

Semiconductors and Semi Conductor Equipment

Textiles, Apparel and Luxury Goods

Thrift & Mortgage Finance

Tobacco

Trading Companies & Distributors

Transportation and Infrastructure

Transportation Utilities

Water Utilities

Wireless Telecommunication Services

Standard & Poor’s Basic Maintenance Test Calculation: For purposes of determining whether the Corporation has eligible assets with a Discounted Value at least equal to the Preferred Shares Basic Maintenance Amount, the Discounted Value of cash or securities held for the payment of initial margin or variation margin will be zero, and the aggregate settlement value of the transaction will be reduced by an amount equal to the overcollateralization level for that asset. The Corporation’s obligations to any counterparty under all hedging transactions will be counted as a liability in calculating the Preferred Shares Basic Maintenance Amount.

Appendix B

Moody’s Guidelines

“Moody’s Discount Factor” means, for purposes of determining the Discounted Value of any Moody’s Eligible Asset, the percentage determined as follows for a Moody’s Exposure Period of seven weeks. The Moody’s Discount Factor for any Moody’s Eligible Asset other than the securities set forth below as well as any revisions of the Moody’s Discount Factor, will be the percentage provided in writing by Moody’s.

(a) Common Stock and Preferred Securities:

Discount Factor
Common stock (1):
REITs and other real estate companies	154%
Utility	170%
Other common stocks
Large cap	200%
Mid cap	205%
Small cap	220%
Closed-end Funds:
Common stock, diversified U.S. equities	260%
Preferred stock	250%

Preferred Securities:
Preferred stock of REITs:
with Senior Implied Moody’s (or S&P or Fitch) rating:	154%
without Senior Implied Moody’s (or S&P or Fitch) rating:	208%
Preferred stock of Other Real Estate Companies:
with Senior Implied Moody’s (or S&P or Fitch) rating:	208%
without Senior Implied Moody’s (or S&P or Fitch) rating:	250%
Preferred securities of non-real estate companies:
for taxable preferred securities with Moody’s or equivalent S&P or Fitch ratings:	Aaa 150%
Aa 155%
A160%
Baa 165%
Ba 196%
B216%
< B,or NR 250%
for DRD eligible preferred securities
investment grade	165%
non-investment grade	216%
for auction rate preferred securities	350%

(1)	Market cap for large-cap stocks are $10 billion and up, mid-cap stocks range between $2 billion and $10 billion, and small-cap stocks are $2 billion and below.

(b) Debt securities:

a. Notwithstanding the above, a Moody’s Discount Factor of 250% will be applied: (a) to those assets in a single NAREIT industry category/sector which exceed 30% of Moody’s Eligible Assets but are not greater than 35% of Moody’s Eligible Assets; (b) if dividends on such securities have not been paid consistently (either quarterly or annually) over the previous three years, or for such shorter time period that such securities have been outstanding; or (c) if the market capitalization (including common stock and preferred stock) of an issuer is below $500 million.

b. For corporate debt securities of REITs, apply the Moody’s Discount Factors listed below.

The percentage determined by reference to the rating on such asset with reference to the remaining term to maturity of such asset, in accordance with the table set forth below.

Terms of Maturity of Debt Security(1)	Aaa	Aa	A	Baa	Ba	B	Unrated
1 year or less	109%	112%	115%	118%	137%	150%	250%
2 years or less (but longer than 1 year)	115%	118%	122%	125%	146%	160%	250%
3 years or less (but longer than 2 years)	120%	123%	127%	131%	153%	168%	250%
4 years or less (but longer than 3 years)	126%	129%	133%	138%	161%	176%	250%
5 years or less (but longer than 4 years)	132%	135%	139%	144%	168%	185%	250%
7 years or less (but longer than 5 years)	139%	143%	147%	152%	179%	197%	250%
10 years or less (but longer than 7 years)	145%	150%	155%	160%	189%	208%	250%
15 years or less (but longer than 10 years)	150%	155%	160%	165%	196%	216%	250%
20 years or less (but longer than 15 years)	150%	155%	160%	165%	196%	228%	250%
30 years or less (but longer than 20 years)	150%	155%	160%	165%	196%	229%	250%
Greater than 30 years	165%	173%	181%	189%	205%	240%	250%

(1)	The Moody’s Discount Factors for debt securities shall also be applied to any interest rate swap or cap, in which case the rating of the counterparty will determine the appropriate rating category.

(c) U.S. Government Securities and U.S. Treasury Strips:

Remaining Term to Maturity	U.S. Treasury Securities Discount Factor	U.S. Treasury Strips
1 year or less	107%	107%
2 years or less (but longer than 1 year)	113%	115%
3 years or less (but longer than 2 years)	118%	121%
4 years or less (but longer than 3 years)	123%	128%
5 years or less (but longer than 4 years)	128%	135%
7 years or less (but longer than 5 years)	135%	147%
10 years or less (but longer than 7 years)	141%	163%
15 years or less (but longer than 10 years)	146%	191%
20 years or less (but longer than 15 years)	154%	218%
30 years or less (but longer than 20 years)	154%	244%

(d) Short-Term Instruments and Cash.

The Moody’s Discount Factor applied to short term portfolio securities, including without limitation corporate debt securities, Short-Term Money Market Instruments and municipal debt obligations, will be (i) 100%, so long as such portfolio securities mature or have a demand feature at par exercisable within the Moody’s Exposure Period, (ii) 115%, so long as such portfolio securities do not mature within the Moody’s Exposure Period or have a demand feature at par exercisable within the Moody’s Exposure Period, and (iii) 125%, if such securities are not rated by Moody’s, so long as such portfolio securities are rated at least A-1+/AA or SP-1/AA by S&P and mature or have a demand feature at par exercisable within the Moody’s Exposure Period. A Moody’s Discount Factor of 100% will be applied to cash.

(e) Rule 144A Securities:

The Moody’s Discount Factor applied to Rule 144A securities for Rule 144A Securities whose terms include rights to registration under the Securities Act within one year and Rule 144A Securities which do not have registration rights within one year will be 120% and 130%, respectively, of the Moody’s Discount Factor

(f) Convertible Securities:

(1) Convertibles having a delta (i.e., the change in the convertible security price over one unit of change in the underlying stock) that ranges between .4 to 0 will be discounted using the discount factors found in Moody’s corporate debt securities table.

(2) Convertibles having a delta that ranges between 1 to .8 will be subject to the following discount factors: for investment grade bonds the discount factor is 195% and for below investment grade securities the discount factor is 229%.

(3) Convertibles having a delta that ranges between .8 to .4 will be subject to the following discount factors: for investment grade bonds the discount factor is 192% and for below investment grade securities the discount factor is 226%.

(4) Any unrated convertible bonds are discounted at 250%.

With respect to “structured synthetic convertible” securities, the discount factors above should be grossed up by an additional 20% of the base discount percentage.

Unless conclusions regarding liquidity risk as well as estimates of both the probability and severity of default for the Corporation’s assets can be derived from other sources as well as combined with a number of sources as presented by the Corporation to Moody’s, securities rated below B by Moody’s and unrated securities, which are securities rated by neither Moody’s, S&P nor Fitch, are limited to 10% of Moody’s Eligible Assets. If a corporate debt security is unrated by Moody’s, S&P or Fitch, the Corporation will use the percentage set forth under “Below B and Unrated” in this table. Ratings assigned by S&P or Fitch are generally accepted by Moody’s at face value. However, adjustments to face value may be made to particular categories of credits for which the S&P and/or Fitch rating does not seem to approximate a Moody’s rating equivalent. Securities assigned a different rating by S&P and Fitch will be accepted at the lower of the two ratings.

(g) Moody’s Discount Factor applied to securities denominated in foreign currencies. The currency discount factors set forth below are to be multiplied by the Moody’s Discount Factors of the Moody’s Eligible Asset to determine the ultimate discount factor for the Moody’s Eligible Asset.

Foreign Currency(1)	Currency Discount Factor
Canadian Dollar	107%
Euro	111%
British Pound	115%
Japanese Yen	116%
Australian Dollar	113%
Hong Kong Dollar	140%
Singapore Dollar	135%
New Zealand Dollar	114%
Swedish Kronor	113%
Mexico Nuevo Peso	200%
Malaysian Ringgit	170%
Norwegian Kroner	111%
Philippine Peso	200%
New Taiwan Dollar	135%

(1)	If the Corporation invests in a security denominated in a currency other than that found in the table above the Corporation will contact Moody’s to obtain the applicable currency discount factor.

“Moody’s Eligible Assets” means the following:

(i) Common Stocks, Preferred Securities and Debt Securities:

(A) which comprise at least 7 of the total number of Moody’s Industry Classifications, of which no more than 35% may constitute a single such classification;

(B) which in the aggregate constitute at least 40 separate issues of common stock, preferred stock, and debt securities issued by at least 30 issuers;

(C) issued by a single issuer which in the aggregate constitute no more than 7.0% of the Market Value of Moody’s Eligible Assets, an

(D) issued by a single issuer which, with respect to 50% of the Market Value of Moody’s Eligible Assets, constitute in the aggregate no more than 5% of Market Value of Moody’s Eligible Assets.

(ii) Unrated debt securities issued by an issuer which:

(A) has not filed for bankruptcy within the past three years,

(B) is current on all principal and interest on its fixed income obligations;

(C) is current on all preferred stock dividends;

(D) possesses a current, unqualified auditor’s report without qualified, explanatory language; and

(E) in the aggregate taken together with securities rated B by Moody’s, or comparable by S&P or Fitch, and below do not exceed 10% of the discounted Moody’s Eligible Assets;

(iii) U.S. Treasury Securities and Treasury Strips;

(iv) Rule 144A Securities

(v) Short-Term Money Market Instruments so long as:

(A) such securities are rated at least P-1,

(B) in the case of demand deposits, time deposits and overnight funds, the supporting entity is rated at least A2, or

(C) in all other cases, the supporting entity (1) is rated A2 and the security matures within one month, (2) is rated A1 and the security matures within three months or (3) is rated at least Aa3 and the security matures within six months; provided, however, that for purposes of this definition, such instruments (other than commercial paper rated by S&P and not rated by Moody’s) need not meet any otherwise applicable Moody’s rating criteria.

(vi) Cash including, for this purpose, interest and dividends due on assets rated:

(A) Baa3 or higher by Moody’s if the payment date is within five Business Days of the Valuation Date,

(B) A2 or higher if the payment date is within thirty days of the Valuation Date, and

(C) A1 or higher if the payment date is within 90 days of the relevant valuation date and receivables for Moody’s Eligible Assets sold if the receivable is due within five Business Days of the Valuation Date, and if the trades which generated such receivables are(1) settled through clearing house firms with respect to which the Corporation has received prior written authorization from Moody’s or (2) with counterparties having a Moody’s long-term debt rating of at least Baa3 or (3) with counterparties having a Moody’s Short-Term Money Market Instrument rating of at least P-1.

Where the Corporation sells an asset and agrees to repurchase such asset in the future, the Discounted Value of such asset will constitute a Moody’s Eligible Asset and the amount the Corporation is required to pay upon repurchase of such asset will count as a liability for the purposes of the Preferred Shares Basic Maintenance Amount. Where the Corporation purchases an asset and agrees to sell it to a third party in the future, cash receivable by the Corporation thereby will constitute a Moody’s Eligible Asset if the long-term debt of such other party is rated at least A2 by Moody’s and such agreement has a term of 30 days or less; otherwise the Discounted Value of such purchased asset will constitute a Moody’s Eligible Asset. For the purposes of calculation of Moody’s Eligible Assets, portfolio securities which have been called for redemption by the issuer thereof shall be valued at the lower of Market Value or the call price of such portfolio securities.

For purposes of valuation of Moody’s Eligible Assets: (A) if the Corporation writes a call option, the underlying asset will be valued as follows: (1) if the option is exchange-traded and may be offset readily or if the option expires before the earliest possible redemption of the Series, at the lower of the Discounted Value of the underlying security of the option and the exercise price of the option or (2) otherwise, it has no value; (B) if the Corporation writes a put option, the underlying asset will be valued as follows: the lesser of (1) exercise price and (2) the Discounted Value of the underlying security; and (C) call or put option contracts which the Corporation buys have no value. For so long as the Series is rated by Moody’s: (A) the Corporation will not enter into an option transaction with respect to portfolio securities unless, after giving effect thereto, the Corporation would continue to have Eligible Assets with an aggregate Discounted Value equal to or greater than the Preferred Shares Basic Maintenance Amount; (B) the Corporation will not enter into an option transaction with respect to portfolio securities unless after giving effect to such transaction the Corporation would continue to be in compliance with the provisions relating to the Preferred Shares Basic Maintenance Amount; (C) for purposes of the Preferred Shares Basic Maintenance Amount assets in margin accounts are not Eligible Assets; and (D) where delivery may be made to the Corporation with any of a class of securities, the Corporation will assume for purposes of the Preferred Shares Basic Maintenance Amount that it takes delivery of that security which yields it the least value.

“Moody’s Hedging Transactions” means purchases or sales of exchange-traded financial futures contracts based on any index approved by Moody’s or Treasury Bonds, and purchases, writings or sales of exchange-traded put options on such financial futures contracts, any index approved by Moody’s or Treasury Bonds, and purchases, writings or sales of exchange-traded call options on such financial futures contracts, any index approved by Moody’s or Treasury Bonds, subject to the following limitations:

(i) the Corporation will not engage in any Moody’s Hedging Transaction based on any index approved by Moody’s (other than Closing Transactions) that would cause the Corporation at the time of such transaction to own or have sold:

(A) Outstanding financial futures contracts based on such index exceeding in number 10% of the average number of daily traded financial futures contracts based on such index in the 30 days preceding the time of effecting such transaction as reported by The Wall Street Journal; or

(B) Outstanding financial futures contracts based on any index approved by Moody’s having a Market Value exceeding 50% of the Market Value of all portfolio securities of the Corporation constituting Moody’s Eligible Assets owned by the Corporation;

(ii) The Corporation will not engage in any Moody’s Hedging Transaction based on Treasury Bonds (other than Closing Transactions) that would cause the Corporation at the time of such transaction to own or have sold:

(A) Outstanding financial futures contracts based on Treasury Bonds with such contracts having an aggregate Market value exceeding 20% of the aggregate Market Value of Moody’s Eligible Assets owned by the Corporation and rated Aa by Moody’s (or, if not rated by Moody’s but rated by S&P, rated AAA by S&P); or

(B) Outstanding financial futures contracts based on Treasury Bonds with such contracts having an aggregate Market Value exceeding 50% of the aggregate Market Value of all portfolio securities of the Corporation constituting Moody’s Eligible Assets owned by the Corporation (other than Moody’s Eligible Assets already subject to a Moody’s Hedging Transaction) and rated Baa or A by Moody’s (or, if not rated by Moody’s but rated by S&P, rated A or AA by S&P);

(iii) The Corporation will engage in Closing Transactions to close out any outstanding financial futures contract based on any index approved by Moody’s if the amount of open interest in such index as reported by The Wall Street Journal is less than an amount to be mutually determined by Moody’s and the Corporation;

(iv) The Corporation will engage in a Closing Transaction to close out any outstanding financial futures contract by no later than the fifth Business Day of the month in which such contract expires and will engage in a Closing Transaction to close out any outstanding option on a financial futures contract by no later than the first Business Day of the month in which such option expires;

(v) The Corporation will engage in Moody’s Hedging Transactions only with respect to financial futures contracts or options thereon having the next settlement date or the settlement date immediately thereafter; and

(vi) The Corporation will not enter into an option or futures transaction unless, after giving effect thereto, the Corporation would continue to have Moody’s Eligible Assets with an aggregate Discounted Value equal to or greater than the Preferred Share Basic Maintenance Amount.

(vii) Swaps (including Total Return Swaps, Interest Rate Swaps, Currency Swaps and Credit Default Swaps): Total return and Interest Rate Swaps are subject to the following provisions:

(A) Only the cumulative unsettled profit and loss from a Total Return Swap transaction will be calculated when determining the AMPS Basic Maintenance Amount. If the Corporation has an outstanding gain from a swap transaction on a Valuation Date, the gain will be included as a Moody’s Eligible Asset subject to the Moody’s Discount Factor on the counterparty to the swap transaction. If the Corporation has an outstanding liability from a swap transaction on a Valuation Date, the Corporation will subtract the outstanding liability from the total Moody’s Eligible Assets in calculating the AMPS Basic Maintenance Amount.

In addition, for swaps other than Total Return Swaps, the Market Value of the position (positive or negative) will be included as a Moody’s Eligible Asset. The aggregate notional value of all swaps will not exceed the Liquidation Preference of the Outstanding APS. At the

time a swap is executed, the Corporation will only enter into swap transactions where the counterparty has at least a Fitch rating of A- or Moody’s long-term rating of A3.

(B)(1) The underlying securities subject to a Credit Default Swap sold by the Corporation will be subject to the applicable Moody’s Discount Factor for each security subject to the swap;

(2) If the Corporation purchases a Credit Default Swap and holds the underlying security, the Market Value of the Credit Default Swap and the underlying security will be included as a Moody’s Eligible Asset subject to the Moody’s Discount Factor assessed based on the counterparty risk and the duration of the swap agreement; and

(3) The Corporation will not include a Credit Default Swap as a Moody’s Eligible Asset purchased by the Corporation without the Corporation holding the underlying security or when the Corporation buys a Credit Default Swap for a basket of securities without holding all the securities in the basket.

If not otherwise provided for above, derivative instruments shall be treated as follows: Any derivative instruments will be valued pursuant to the Corporation’s valuation procedures on a Valuation Date. The amount of the net payment obligation and the cost of a closing transaction, as appropriate, on any derivative instrument on a Valuation Date will be counted as a liability for purposes of determining the Preferred Shares Basic Maintenance Amount (e.g., a written call option that is in the money for the holder). Any derivative instrument with respect to which the Corporation is owed payment on the Valuation Date that is not based upon an individual security or securities that are Moody’s Eligible Assets will have a mutually agreed upon valuation by Moody’s and the Corporation for purposes of determining Moody’s Eligible Assets. Any derivative instrument with respect to which the Corporation is owed payment on the valuation date that is based upon an individual security or securities that are Moody’s Eligible Assets (e.g., a purchased call option on a bond that is in the money) will be valued as follows for purposes of determining Moody’s Eligible Assets: (A) For such derivative instruments that are exchange traded, the value of the in-the-money amount of the payment obligation to the Corporation will be reduced by applying the Moody’s Discount Factor (as it would apply to the underlying security or securities) and then added to Moody’s Eligible Assets; and (B) for such derivative instruments that are not exchange traded, the value of the in-the-money amount of the payment obligation to the Corporation will be (1) reduced as described in (A) and (B) further reduced by applying to the remaining amount the Moody’s Discount Factor determined by reference to the credit rating of the derivative counterparty with the remaining amount after these reductions then added to Moody’s Eligible Assets.

For purposes of determining whether the Corporation has Moody’s Eligible Assets with an aggregate Discounted Value that equals or exceeds the AMPS Basic Maintenance Amount Test, the Discounted Value of all Forward Commitments to which the Corporation is a party and of all securities deliverable to the Corporation pursuant to such Forward Commitments shall be zero.

“Moody’s Industry Classifications” means, for the purposes of determining Moody’s Eligible Assets, each of the following Industry Classifications:

1.	Aerospace & Defense
2.	Automobile
3.	Banking
4.	Beverage, Food & Tobacco

5.	Buildings & Real Estate
6.	Chemicals, Plastics & Rubber
7.	Containers, Packaging & Glass
8.	Personal & Nondurable Consumer Projects (Manufacturing Only)
9.	Diversified/Conglomerate Manufacturing
10.	Diversified/Conglomerate Service
11.	Diversified Natural Resources, Precious Metals & Minerals
12.	Ecological
13.	Electronics
14.	Finance
15.	Farming & Agriculture
16.	Grocery
17.	Healthcare, Education & Childcare
18.	Home & Office Furnishings, Housewares & Durable Consumer Products
19.	Hotels, Motels, Inns and Gaming
20.	Insurance
21.	Leisure, Amusement, Entertainment
22.	Machinery (Nonagriculture, Nonconstruction, Nonelectronic)
23.	Mining, Steel, Iron & Nonprecious Metals
24.	Oil & Gas
25.	Personal, Food & Misc. Services
26.	Printing & Publishing
27.	Cargo Transport
28.	Retail Stores
29.	Telecommunications
30.	Textiles & Leather
31.	Personal Transportation
32.	Utilities
33.	Broadcasting & Entertainment